UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Nexstar Media Group, Inc.

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2020 Annual Meeting of Stockholders │ Meeting Notice │ Proxy Statement

proxy

YOUR VOTE IS IMPORTANT

NEXSTAR MEDIA GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2020

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Nexstar Media Group, Inc. (the “Annual Meeting”) will be held at Nexstar Media Group, Inc.’s principal executive offices at:

Nexstar Media Group, Inc.

The Summit

545 E. John Carpenter Freeway

Suite 120

Irving, Texas 75062

Wednesday, June 3, 2020

10:00 a.m., Central Daylight Time

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns that our stockholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by issuing a press release and filing such press release as definitive additional soliciting material with the Securities and Exchange Commission. We will also make that additional soliciting material available at http://www.astproxyportal.com/ast/13194/.

The Annual Meeting will be held for the following purposes:

1.	To elect directors to serve as Class II directors for a term of three years.
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.
3.	To conduct an advisory vote on the compensation of our Named Executive Officers.
4.	To transact any other business which may properly come before the meeting.

Nexstar Media Group, Inc. is mailing this Proxy Statement and the related proxy on or about May 4, 2020 to its stockholders of record on April 22, 2020. Only stockholders of record at that time are entitled to receive notice of or to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the Annual Meeting and for ten days prior to the Annual Meeting during ordinary business hours at 545 E. John Carpenter Freeway, Suite 700, Irving, Texas 75062.

By Order of the Board of Directors

/s/ Elizabeth Ryder

Elizabeth Ryder
Secretary

April 28, 2020

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 3, 2020:

The Proxy Statement and the Company’s 2019 Annual Report on Form 10-K are available at

http://www.astproxyportal.com/ast/13194/

PROXY STATEMENT TABLE OF CONTENTS

VOTING MATTERS

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Nexstar Media Group, Inc., a Delaware corporation (“Nexstar,” the “Company,” “our,” “us,” or “we”), of proxies for use at Nexstar’s Annual Meeting of Stockholders to be held, pursuant to the accompanying Notice of Annual Meeting, on Wednesday, June 3, 2020 at 10:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Actions will be taken at the Annual Meeting to (1) elect directors to serve as Class II directors for a term of three years; (2) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020; (3) advise the Board of Directors on the compensation of our Named Executive Officers; and (4) transact any other business which may properly come before the meeting.

Shares of Nexstar common stock, par value $0.01 (“Common Stock”), represented by a properly executed proxy that are received by Nexstar prior to the Annual Meeting, will, unless revoked, be voted as directed in the proxy. If a proxy is signed and returned, but does not specify how the shares represented by the proxy are to be voted, the proxy will be voted (i) FOR the election of the nominees named therein; (ii) FOR PricewaterhouseCoopers LLP as Nexstar’s independent registered public accounting firm in 2020; (iii) FOR the approval, by non-binding vote, of executive compensation; and (iv) in such manner as the persons named in your proxy card shall decide on any other matters that may properly come before the Annual Meeting.

This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about May 4, 2020.

Voting Securities

Stockholders of record on April 22, 2020 may vote at the Annual Meeting. On that date, there were 45,262,874 shares of Class A Common Stock outstanding and no shares of Class B Common Stock, Class C Common Stock or Preferred Stock outstanding. The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to 10 votes per share. Holders of our Class C Common Stock and Preferred Stock have no voting rights. Under the Company’s By-laws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. There is no cumulative voting. Abstentions, withhold votes and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of PricewaterhouseCoopers LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors and the approval of executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Voting Instructions

Stockholders of record may vote their proxies by signing, dating and returning the enclosed Proxy Card. If no instructions are indicated, the shares represented by such proxy will be voted according to the recommendations of the Board of Directors. Each proxy that is properly received by Nexstar prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions given on such proxy. Any stockholder giving a proxy prior to the Annual Meeting has the power to revoke it at any time before it is voted by a written revocation received by the Secretary of Nexstar or by executing and returning a proxy bearing a later date. Any stockholder of record attending the Annual Meeting may vote in person, whether or not a proxy has been previously given, but the mere presence of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name, including shares held in a brokerage account, will need to obtain a legal proxy from the record holder of such shares to vote in person at the Annual Meeting.

Votes Necessary to Approve Proposals

•	Proposal 1: Election of Class II Directors

On January 30, 2020, the Board of Directors of Nexstar Media Group, Inc. approved amendments to, and restated, the Company’s Amended and Restated Bylaws which became effective immediately upon approval. The principal changes to the Bylaws include the majority voting in uncontested director elections, instead of plurality voting.

In an uncontested election, each director shall be elected by a majority of the votes cast, and votes may be cast in favor of the nominee, against the nominee or withheld. A majority means that the number of shares voted in favor of a nominee’s election must exceed the number of votes cast against that nominee’s election. Withhold votes and broker non-votes will not affect the outcome of such vote, because withhold votes and broker non-votes are not treated as votes cast.

In a contested election where the number of nominees for director exceeds the number of directors to be elected, each director shall be elected by a plurality of the votes cast, and votes may be cast in favor of the nominee or withheld. A plurality means that the nominee receiving the most votes for election to a director position is elected to that position. Withhold votes and broker non-votes will not affect the outcome of such vote, because withhold votes and broker non-votes are not treated as votes cast.

•	Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

The ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. Votes may be cast for or against such ratification. Stockholders may also abstain from voting. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast and will have no effect on the voting results.

•	Proposal 3: Advisory Vote on the Compensation of our Named Executive Officers

This vote is advisory only and non-binding to the Board of Directors. The Board of Directors will receive the count of votes cast and expects to consider the results of the vote, along with other relevant factors, in its assessment of executive compensation. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast and will have no effect on the voting results.

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Our By-laws provide for a classified Board of Directors, divided into three staggered classes – I, II and III. The terms of office for each of these classes are scheduled to expire on the date of our annual stockholders’ meeting in 2022, 2020 and 2021, respectively. At the 2020 Annual Meeting, all of our class II directors are up for election.

The Board of Directors has nominated Messrs. Dennis A. Miller, John R. Muse and I. Martin Pompadur as nominees for election as our class II directors. Once elected, each of our class II directors’ terms will expire on the date of our 2023 annual stockholders’ meeting. The persons named in the enclosed proxy will vote to elect as class II directors the nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies therein will vote to elect as Directors the nominees named below.

The Board of Directors recommends a vote FOR the selection of Messrs. Dennis A. Miller, John R. Muse and I. Martin Pompadur to the Board of Directors.

Principal Occupation and Business Experience
Dennis A. Miller

Mr. Miller has served as a director of Nexstar since February 2014. From 2013 until April 2014, Mr. Miller served as President of Operations for TV Guide Network, a highly distributed entertainment network owned by CBS Corporation and Lionsgate Entertainment Corporation. From 2011 to 2013, Mr. Miller was as an independent consultant to MediaLink and Lionsgate. From 2005 to 2011, Mr. Miller was a General Partner at Spark Capital, a venture fund with an investment focus on the conflux of the media, entertainment and technology industries. Prior to joining Spark Capital, Mr. Miller served as Managing Director for Constellation Ventures, the venture arm of Bear Stearns. His portfolio of investments included CSTV (sold to CBS), TVONE (sold to Comcast and Radio One), Capital IQ (sold to McGraw Hill) and K12, which went public in 2007. Before focusing on venture capital investing, Mr. Miller served as Executive Vice President of Lionsgate, a global entertainment company with motion picture, television, home entertainment and digital media operations, which he joined in 1998. From 1995 to 1998, Mr. Miller was the Executive Vice President of Sony Pictures Entertainment, a global motion picture, television and entertainment production and distribution company. He was Executive Vice President of Turner Network Television from 1991 to 1995, during the cable channel’s early inception. From 1990 to 1995, Mr. Miller was Executive Vice President of Turner Network Television. Mr. Miller began his career as an attorney with Manatt, Phelps, Rothenberg and Phillips in Los Angeles. He holds a Juris Doctorate from Boalt Law School and a B.A. in political science from the University of California at San Diego. Mr. Miller currently serves as Chairman of Industrial Media.

Mr. Miller brings to Nexstar’s Board of Directors his over 25 years of knowledge and experience in numerous early-stage and established media, entertainment and technology companies.

John R. Muse

Mr. Muse was appointed a member of the Board of Directors of Nexstar effective January 2017. From 2014 until January 2017, Mr. Muse served on the board of directors of Media General, Inc. (“Media General”). He has over 25 years of experience in private equity and is currently the chair of the Lucchese, Inc. and Free Flow Wines, a leading packaging and logistics company serving the wine on tap segment. He is also on the board of directors of Dean Foods (public) and CSM Bakery Solutions (private). His philanthropic interests in education, community and human services have inspired him to serve on the Board of Visitors for the UCLA Anderson School of Management. He previously served on the Board of Visitors of the Klyde Warren Park Board. Mr. Muse received his B.S. in Engineering Management from the United States Air Force Academy and his M.B.A. from the University of California, Los Angeles.

Mr. Muse brings to Nexstar’s Board of Directors his leadership skills in entrepreneurial and executive roles in a wide range of industries. Mr. Muse has also had financial leadership roles.

Principal Occupation and Business Experience
I. Martin Pompadur

Mr. Pompadur has served as a director of Nexstar since November 2003. In June of 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. In January 2000, Mr. Pompadur was appointed Chairman of News Corp Europe. Mr. Pompadur resigned from News Corporation in November 2008. Mr. Pompadur served as Global Vice Chairman, Media and Entertainment at Macquarie Capital from 2009 to 2016. Prior to joining News Corporation, Mr. Pompadur was President of RP Media Management and held executive positions at several other media companies. Mr. Pompadur currently serves as the Chairman of Metan Global Entertainment, Director of Chicken Soup for the Soul Entertainment, and as a Director of RP Coffee Ventures. Previously, Mr. Pompadur served on the boards of IMAX Corporation, ABC, Inc., Ziff Corporation, News Corporation Europe, Sky Italia, News Out of Home, Balkan Bulgarian, BSkyB, Metromedia International Group, Elong, Seatwave Limited, Linkshare Corporation and Truli Media Group.

Mr. Pompadur brings to Nexstar’s Board of Directors his ability to offer a broad international perspective on issues considered by Nexstar’s Board of Directors and his extensive expertise in the media industry.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1997. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2020 is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors is asking stockholders to cast an advisory, non-binding vote to approve the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement. While this vote is non-binding, the Board of Directors values the opinions of Nexstar’s stockholders and expects to consider the outcome of the vote, along with other relevant factors, when making future compensation decisions. Following the results of the shareholder advisory vote on the frequency of executive compensation voting at the 2017 annual meeting, the Company’s Board of Directors has approved the Company holding the stockholder advisory vote on the compensation of the Company’s Named Executive Officers annually until the next vote on the frequency of the advisory vote on executive compensation.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Nexstar’s circumstances.

The Board of Directors is asking Nexstar’s stockholders to indicate their support for the compensation of its Named Executive Officers. The Board of Directors believes that the information provided in the Proxy Statement demonstrates that Nexstar’s executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with its stockholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this Proxy Statement.

The Board of Directors believes, based on the analysis and recommendations performed by the Compensation Committee, as discussed in the Compensation Discussion and Analysis section of this Proxy Statement, that it has provided a reasonable compensation structure for the Company’s Named Executive Officers, in order to align their personal interests with that of the Company and to attract and retain their talent. The Board of Directors recommends that the stockholders vote FOR such compensation.

DIRECTORS

The current directors of the Company are:

	Independent	Age	Nexstar Position
Perry A. Sook		62	Chairman, President, Chief Executive Officer and Class III Director
Geoff Armstrong	✓	62	Class III Director
Jay M. Grossman	✓	60	Class III Director
Dennis A. Miller	✓	62	Class II Director
John R. Muse	✓	69	Class II Director
I. Martin Pompadur	✓	84	Class II Director
Dennis J. FitzSimons	✓	69	Class I Director
C. Thomas McMillen	✓	67	Class I Director
Lisbeth McNabb	✓	59	Class I Director

Perry A. Sook has served as the Chairman of Nexstar’s Board of Directors, President and Chief Executive Officer and as a director since its inception in 1996. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group. Mr. Sook currently serves as Chairman of the CBS Affiliates Board and The Ohio University Foundation Board. He is also a Board Member of the National Association of Broadcasters, Broadcasters Foundation of America and the Television Bureau of Advertising, where he also previously served as Chairman of the Board of Directors.

Mr. Sook brings to Nexstar’s Board of Directors his demonstrated leadership skills and extensive operating executive experience acquired in several communication and media businesses. He is highly experienced in driving operational excellence, development of innovative technologies and attainment of financial objectives under a variety of economic and competitive conditions.

Geoff Armstrong has served as a director of Nexstar since November 2003. Mr. Armstrong is Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM in July 1999. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer and a director until the company was sold in 1998 to AMFM. Mr. Armstrong has served as a director and the chairman of the audit committee of Urban One (formerly Radio One) since June 2001 and May 2002, respectively. Mr. Armstrong has also served on the board of directors of SFXii Entertainment, Capstar Broadcasting Corporation, AMFM and SFX Broadcasting.

Mr. Armstrong brings to Nexstar’s Board of Directors his extensive experience as the Chief Executive Officer of several publicly traded companies in the broadcast and communications industry, as well as a member of the audit committee of several publicly traded companies. His service on the boards of public companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Jay M. Grossman has served as a director of Nexstar since 1997 and was its Vice President and Assistant Secretary from 1997 until March 2002. Mr. Grossman serves as Managing Partner and Co-Chief Executive Officer at ABRY Partners, LLC (“ABRY”), which he joined in 1996. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including Hometown Cable, Grande Communications Networks and RCN Telecom Services. Previously, Mr. Grossman served on the board of directors of a wide variety of companies including Atlantic Broadband, Q9 Networks, Sidera Networks, WideOpenWest Holdings, Consolidated Theaters, Country Road Communications, Monitronics International, Caprock Communications, Cyrus One Networks, Executive Health Resources and Hosted Solutions.

Mr. Grossman brings to Nexstar’s Board of Directors his ability to provide the insight and perspectives of a former investment banker at one of the world’s largest investment banks. His prior experience with media and entertainment transactions offers a unique viewpoint as a director. He also oversaw the integration of two middle-market communications companies with differing operations and networks. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on corporate governance, compensation and operating issues facing corporations today.

Dennis A. Miller – biographical information for Mr. Miller can be found under “Proposal 1 – Election of Class II Directors.”

John R. Muse – biographical information for Mr. Muse can be found under “Proposal 1 – Election of Class II Directors.”

I. Martin Pompadur – biographical information for Mr. Pompadur can be found under “Proposal 1 – Election of Class II Directors.”

Dennis J. FitzSimons was appointed a member of the Board of Directors of Nexstar effective in January 2017. Mr. FitzSimons has served since 2004 as Chairman of the Chicago-based Robert R. McCormick Foundation, a charitable organization with extensive assets. Prior to that, Mr. FitzSimons was the Chief Executive Officer of Tribune Company from 2003 to 2007 and Chairman from 2004 to 2007, stepping down upon completing the sale of the company. In December 2008, Tribune Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware and emerged from the related bankruptcy proceedings in December 2012. Mr. FitzSimons began his 25-year career at Tribune in 1982, spending his first 17 years in the broadcast division in positions of increasing responsibility, including General Manager of WGN-TV, Chicago, and President/Chief Executive Officer of Tribune Broadcasting. He was appointed Executive Vice President of Tribune Company in January 2000, with responsibility for the company's broadcasting, publishing and digital groups, as well as the Chicago Cubs Major League Baseball team. He was elected to the Tribune Company board of directors in 2000 and named President and Chief Operating Officer in July 2001 before becoming CEO in January 2003 and Chairman in January 2004. He started his media career at Grey Advertising in New York.

Mr. FitzSimons is a Trustee of both Northwestern University and Chicago’s Museum of Science and Industry. From 2009 until January 2017, Mr. Fitzsimons served on the board of directors of Media General as Chairman of Media General’s Compensation Committee and a member of the Audit Committee. He also served in the board of directors and was a member of the audit committee and the compensation committee, of Time, Inc. from 2014 until its sale to Meredith Corporation in January 2018. Mr. FitzSimons also chaired the Media Security and Reliability Council for the U.S. Federal Communications Commission from 2002 to 2004 and served as a Director of The Associated Press from 2004 to 2007.

Mr. FitzSimon’s qualifications to serve on Nexstar’s Board of Directors include his extensive experience as the Chief Executive Officer of a publicly traded company in the broadcast industry, as well as a member of the audit committee and compensation committee of several publicly traded companies. His service on the boards of public companies allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

C. Thomas McMillen has served as a director of Nexstar since July 2014 and is currently a member of the Board’s Nominating and Corporate Governance Committee. Mr. McMillen currently serves as Chief Executive Officer and President of the LEAD1 Association (formerly the DIA Athletic Directors Association) since September 2015. He has also served on the board of RCS Capital Corporation from May 2013 to May 2016. In January 2016, RCS Capital Corporation filed for Chapter 11 bankruptcy protection in United States Bankruptcy Court for the District of Delaware under a prearranged plan with the consent of the majority of its creditors. Mr. McMillen served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board from August 2005 and served as its President from July 2011 to February 2014. From May 2011 to July 2013, Mr. McMillen served as Chairman of the National Foundation on Fitness, Sports and Nutrition, a Congressionally authorized foundation where he currently serves as Treasurer. From 2010 to 2012, Mr. McMillen was the sole member and manager of NVT License Holdings, LLC (commonly known as New Vision Television), a Delaware limited liability company, which was the indirect parent and controlling entity of several other limited liability companies which held the Federal Communications Commission licenses for eight full power and two low power television stations in eight different television markets. From April 2007 until June 2015, he served on the Board of Regents of the University of Maryland System. From December 2004 until January 2007, Mr. McMillen served as the Chairman of Fortress America Acquisition Corporation (now Fortress International Group, Inc., FIGI.PK), and from January 2007 until August 2009, he served as Vice Chairman and director. From October 2007 until October 2009, Mr. McMillen served as Chairman and Co-Chief Executive Officer of Secure America Acquisition Corporation (now Ultimate Escapes, Inc. OTCBB: ULEIQ.PK), and from October 2009 to December 2010 as a director and from November 2009 to December 2010 as Vice Chairman. Ultimate Escapes, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware in September 2010. From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland. Mr. McMillen received a Bachelor of Science in Chemistry from the University of Maryland and a Bachelor and Master of Arts from Oxford University as a Rhodes Scholar.

Mr. McMillen’s qualifications to serve as a director of Nexstar include his over 28 years of political, business and sports experience and leadership. During his career, he has been an active investor, principal and board member in companies in the cellular, paging, healthcare, motorcycle, environmental technology, broadcasting, real estate and insurance industries.

Lisbeth McNabb has served as a director of Nexstar since May 2006 and is the chair of the audit committee. Ms. McNabb is the Chief Financial Officer and Chief Operating Officer of Linux Foundation since 2018, the organization of choice for the world's top developers and companies to build and advance open source technology. Ms. McNabb was interim Chief Financial Officer for Illuminate Education in 2017 and founder of DigiWorksCorp, a Digital and Data Analytics SaaS company, for Retail and Enterprise companies, where she served as President from 2012 to 2015. Chairman and founder of w2wlink, a professional women’s online membership community, from March 2007 to 2015. Ms. McNabb is the former Chief Financial Officer of Match, a global online dating company, where she was employed from 2005 through 2006. Prior to joining Match, Ms. McNabb served as Senior Vice President of Finance and Planning for Sodexo, a food service and facilities management company, from 2000 to 2005. Prior to that she held innovation, finance and strategy leadership roles with PepsiCo Frito-Lay, American Airlines, AT&T and JP Morgan Chase. Ms. McNabb currently serves on advisory boards of technology companies, and the University of Nebraska Business School. Previously Ms. McNabb served as a director and chair of the audit committee and compensation committee of Tandy Brands and served on the advisory board of American Airlines, Southern Methodist Cox School of Business, Dallas Chapter of Financial Executives International, Sammons Art Center, 4Word and The Family Place.

Ms. McNabb’s brings to Nexstar’s Board of Directors her leadership skills in entrepreneurial and executive roles in media, digital and technology companies and extensive strategy, analytics, operations, finance and marketing experience in a wide range of industries and in marketing to women and diversity. In addition to her leadership experience in digital and technology companies, Ms. McNabb also has had financial leadership roles.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors currently has three standing committees with the following members:

	Compensation	Audit	Nominating and Corporate Governance
Geoff Armstrong	Chairperson	✓
Jay Grossman	✓
Dennis A. Miller	✓
John R. Muse			✓
I. Martin Pompadur			Chairperson
Dennis J. FitzSimons		✓
C. Thomas McMillen			✓
Lisbeth McNabb		Chairperson

Compensation Committee

The purpose of the Compensation Committee is to establish compensation policies for Directors and executive officers of Nexstar, approve employment agreements with executive officers of Nexstar, administer Nexstar’s stock option plans and approve grants under the plans and make recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee makes decisions about the compensation of the Chief Executive Officer and has the authority to review and approve the compensation for the Company’s other executive officers. The primary objectives of the Compensation Committee in determining total compensation (both salary and incentives) of the Company’s executive officers, including the Chief Executive Officer, are (i) to enable the Company to attract and retain highly qualified executives by providing total compensation opportunities with a combination of elements which are at or above competitive opportunities, (ii) to tie executive compensation to the Company’s general performance and specific attainment of long-term strategic goals, and (iii) to provide long-term incentives for future performance that aligns stockholder interests and executive rewards.

The Compensation Committee telephonically met twice during 2019. The Compensation Committee also passed a number of resolutions in lieu of holding meetings with the Committee during 2019. In addition, succession planning, the negative say on pay vote, and other committee items were discussed as part of full board executive sessions. The Compensation Committee operates under an amended written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. The information contained on or accessible through our web site does not constitute a part of this Proxy Statement. All three members of the Compensation Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. For more information regarding the Compensation Committee, please refer to the “Compensation Committee Report” in this Proxy Statement.

Audit Committee

The purpose of the Audit Committee is to oversee the quality and integrity of Nexstar’s accounting, internal auditing and financial reporting practices, to perform such other duties as may be required by the Board of Directors, and to oversee Nexstar’s relationship with its independent registered public accounting firm. The Audit Committee met four times during 2019. The members of the Audit Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Board of Directors has determined that Ms. McNabb, who served as Chair of the Audit Committee in 2019, is an “audit committee financial expert” in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee operates under an amended written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” in this Proxy Statement.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to serve on Nexstar’s Board of Directors, recommend persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, recommend nominees for any committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles applicable to Nexstar and to oversee the evaluation of the Board of Directors and its committees. The Nominating and Corporate Governance Committee operates under an amended written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. All three members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Nominating and Corporate Governance Committee did not meet as a committee in 2019 because all material committee issues were discussed by the full Board of Directors during executive sessions. Our Nominating and Corporate Governance Committee will consider stockholder nominees for the Board of Directors (see “Stockholder Proposals for the 2021 Annual Meeting” under “Other Information” in this Proxy Statement).

Additional Information Concerning the Board of Directors

During 2019, the full Board of Directors met five times. As summarized in the table below, each incumbent director attended more than 75% of the total number of meetings of the Company’s Board of Directors and committees of the Board of Directors on which they serve.

	Meetings Attended
				Nominating and
		Compensation	Audit	Corporate Governance		Overall
	Full Board	Committee(1)	Committee(2)	Committee(3)	Total	Attendance
Perry A. Sook	5				5	100%
Geoff Armstrong	5	2	4		11	100%
Jay M. Grossman	4	2			6	86%
Dennis A. Miller	5	2			7	100%
John R. Muse	5				5	100%
I. Martin Pompadur	4				4	80%
Dennis J. FitzSimons	4		4		8	89%
C. Thomas McMillen	5				5	100%
Lisbeth McNabb	5		4		9	100%

(1)	The Compensation Committee met twice during 2019.
(2)	The Audit Committee met four times during 2019.
(3)	The Nominating and Corporate Governance Committee did not meet during 2019 but its functions were performed through consents or meetings held by the full Board of Directors.

The Board of Directors has not adopted a formal policy with regard to director attendance at the annual meeting of stockholders because fewer than ten non-management stockholders attended our 2019 Annual Meeting of Stockholders in person. Mr. Sook attended and presided over the 2019 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee determines the minimum qualifications that Director nominees must possess based on the composition, size and needs of the Board of Directors. The Nominating and Corporate Governance Committee also determines the qualifications and skills required to fill a vacancy or a newly created directorship to complement the existing qualifications and skills, as a vacancy or need for a new directorship arises. The nomination procedures include the review of stockholder nominations for candidacy to the Board of Directors, review of succession planning with the Compensation Committee, review of the desirability of term limits of the Board of Directors and establishment of guidelines for removal of directors. If it is determined that an additional nominating policy would be beneficial to Nexstar, the Board of Directors may in the future adopt an additional nominating policy.

There is no formal policy governing how diversity is considered in the makeup of the Board and the selection of its members. The Nominating and Corporate Governance Committee defines Board diversity broadly to mean that the Board is comprised of individuals with a variety of perspectives, industry experience, personal and professional backgrounds, skills and qualifications. When nominating a Board member, the Nominating and Corporate Governance Committee examines the diversity of the overall board and strives to maintain an appropriate level of diversity (as set forth above) with the addition of each new nominee.

Under the rules and regulations of the NASDAQ Stock Market, we are required to maintain a majority of independent Directors on the Board of Directors and to have the compensation of our executive officers and the nomination of Directors be determined by independent Directors. Our Board of Directors meets these standards.

Board of Directors Leadership Structure

The Board of Directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees comprised of independent Directors. The Board of Directors believes that Mr. Sook’s service in this combined role is in the best interest of both the Company and its stockholders. Mr. Sook has a vast knowledge of television broadcasting and is seen as a leader in this industry. He understands the issues facing the Company and serving in this dual role he is able to effectively focus the Board of Director’s attention on these matters. In his combined capacity, he can speak clearly with one voice in addressing the Company’s various stakeholders such as customers, suppliers, employees and the investing public.

The Board of Directors has voted not to designate one of the independent Directors as a “lead independent director” because each independent Director is fully and effectively involved in the activities and issues relevant to the Board of Directors and its committees. The independent directors do not wish to place one individual between themselves and the Chairman/CEO and other management as they believe this will diminish their active engagement. The independent Directors have repeatedly demonstrated the ability to exercise their fiduciary responsibilities in deliberating issues before the Board of Directors and making independent decisions. Under NASDAQ Listing Standards, our independent Directors are Messrs. Armstrong, Grossman, Pompadur, Miller, Muse, FitzSimons and McMillen and Ms. McNabb.

Risk Oversight

The Board of Directors plays a vital role in managing the risks facing our Company. Through the Audit Committee, the Board of Directors manages potential accounting risk through oversight of disclosure controls and controls surrounding financial reporting. Senior financial executives report to the Audit Committee at each committee meeting on significant financial and accounting matters. In addition, the Audit Committee, in conjunction with senior management, manage the Company’s cyber-security, data risks (including privacy and storage risks). Through the Compensation Committee, the Board of Directors manages potential risks associated with our compensation programs by ensuring that they are not structured in a way that encourages executives to take unacceptable risks. The Board of Directors is involved in managing operational risk through Enterprise Risk Management via quarterly reporting from various departments and disciplines within Company management, the evaluation of potential station or other business acquisitions and significant agreements at Board of Directors meetings and in between meetings, as needed. The Board of Directors confers with our general counsel and outside legal counsel, when necessary, in overseeing legal and regulatory risks.

The Company uses computers in substantially all aspects of its business operations. Its revenues are increasingly dependent on digital products. Such use exposes the Company to potential cyber incidents resulting from deliberate attacks or unintentional events. It is not uncommon for a company such as ours to be subjected to continuous attempted cyber-attacks or other malicious efforts to cause a cyber incident. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data or causing operational disruption. The results of these incidents could include, but are not limited to, business interruption, disclosure of nonpublic information, decreased advertising revenues, misstated financial data, liability for stolen assets or information, increased cybersecurity protection costs, litigation and reputational damage adversely affecting customer or investor confidence. The Company’s Cybersecurity Committee helps mitigate cybersecurity risks. The role of the committee is to oversee cyber risk assessments, monitor applicable key risk indicators, review cybersecurity training procedures, establish cybersecurity policies and procedures, and to invest in and implement enhancements to the Company’s cybersecurity infrastructure. Investments over the past year included enhancements to monitoring systems, firewalls, intrusion detection systems, and employee training.

Corporate Social Responsibility

Nexstar strives to make a positive impact on our stakeholders, the environment, and our communities. We recognize that behaving ethically and responsibly as a company, an employer, and a business partner is fundamental to our long-term success. Since 1958, the Nexstar Media Charitable Foundation and its predecessors have contributed to and worked with public charities and non-profit organizations to improve the local communities in which we operate.  For example, recently the Foundation donated $10,000 to the Kansas City Regional COVID-19 Response and Recovery Fund and $25,000 to food banks in Illinois.  We seek to further enhance the Company’s efforts on environmental, social and governance issues in a manner that is consistent with our commitment to ensuring long-term sustainable shareholder value and delivering exceptional service to our communities. In addition to maintaining best practices for corporate governance, as discussed elsewhere in this Proxy Statement, we have begun gathering input from stakeholders to develop a Corporate Social Responsibility (CSR) Statement, which will be published once finalized and adopted by the Board of Directors.

Code of Ethics and Anti-Corruption Policy

The Board of Directors adopted a Code of Ethics that applies to our executive officers and Directors, and persons performing similar functions. The Code of Ethics promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, promotes full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by Nexstar, and promotes compliance with all applicable rules and regulations that apply to Nexstar and its officers and directors. The Code of Ethics was filed as an exhibit to Nexstar’s Annual Report for the year ended December 31, 2003 on Form 10-K filed with the SEC on March 31, 2004, which is incorporated by reference into Nexstar’s Annual Report for the year ended December 31, 2019 on Form 10-K filed with the SEC on March 2, 2020. In October 2017, we adopted an Anti-Corruption Policy, which supplements our Code of Ethics and provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws.

Compensation Committee Interlocks and Insider Participation

Each of Geoff Armstrong, Jay M. Grossman and Dennis A. Miller served on the Compensation Committee during the fiscal year 2019. None of our Directors or executive officers serves, and we anticipate that no member of the Board of Directors or executive officers will serve, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Board of Directors. Jay M. Grossman, who served as a member of our compensation committee in 2019, was formerly our Vice President and Assistance Secretary from 1997 until March 2002.

Policy on Insider Trading

In October 2017, our Board of Directors adopted an updated insider trading policy. Our insider trading policy, among other things, prohibits directors, officers and employees from trading or causing trading in the Company’s securities while in possession of material non-public information, subject to certain exceptions.

The insider trading policy prohibits directors, executive officers, employees in the accounting/finance department with a title of at least vice president, employees in the investor relations department that assist with the preparation of earnings releases, and members of the Disclosure Committee (collectively, “Covered Persons”) and their spouse and minor children, other persons living in their household and entities over which they exercises control from engaging in the following transactions: (i) the sale of any Company securities of the same class for at least six months after the purchase of such securities, (ii) short selling the Company’s securities, (iii) buying or selling puts or calls or other derivative securities on the Company’s securities, (iv) holding Company securities in margin accounts or pledging Company securities as collateral for a loan and (v) hedging or monetization transactions or similar arrangements with respect to Company securities, in each case, without prior consent of the Company’s General Counsel or Chief Financial Officer. There are no hedging transactions that are specifically permitted.

Stock Ownership Guidelines

Effective January 1, 2018, our Board of Directors adopted stock ownership guidelines for non-employee directors, Named Executive Officers and all other senior executives. Under this policy, (i) our Chief Executive Officer is required to own a sufficient amount of the Company’s common stock such that its value is 10 times his annual base salary, (ii) each of our other Named Executive Officers and other senior executives is required to own a sufficient amount of the Company’s common stock such that its value is two times of each of their annual base salary, and (iii) each of our non-employee directors is required to own a sufficient amount of the Company’s common stock such that its value is two times of each of their annual base retainer. Because share prices fluctuate over time, the covered person’s salary or retainer will be divided by the highest share price over the prior 24-month period. Performance-based and time-based restricted stock units (whether vested or unvested) are counted for purposes of meeting the ownership guidelines. Stock options (whether vested or not) are not counted in the ownership calculation. The initial evaluation of compliance will be on the later of (i) January 15, 2023 for shares owned as of December 31, 2022 or (ii) the first January after such officer has been an officer for five (5) years. Thereafter, the compliance will be evaluated once per year for shares owned as of December 31 of the preceding year. The stock ownership guidelines were established to promote a long-term perspective in managing the Company, and to help align the interests of our shareholders, executives and directors.

COMPENSATION OF DIRECTORS

Overview of Compensation and Procedures

Nexstar employees do not receive additional compensation for their services as Directors. Accordingly, Mr. Sook serves on the Board of Directors without additional compensation. In 2019, each non-employee director received compensation of $80,000 for their services as a director. Each non-employee director also received compensation of $15,000, $10,000 and $10,000 for service in the Audit, Compensation and Nominating and Corporate Governance Committee, respectively. The chairs of each of Audit, Compensation and Nominating and Corporate Governance Committee Chairman received additional compensation of $12,500, $10,000 and $7,500, respectively. Non-employee directors no longer receive payments for their attendance at Board or Committee meetings. However, we continue to reimburse our directors for business related travel expenses.

2019 DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning compensation to each of our Directors (excluding the Chief Executive Officer disclosed in the Summary Compensation Table) during the year ended December 31, 2019:

	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards(1) ($)	Total ($)
Geoff Armstrong	$115,000	$—	$151,774	$266,774
Jay M. Grossman	90,000	—	151,774	241,774
Dennis A. Miller	90,000	—	151,774	241,774
John R. Muse	90,000	—	151,774	241,774
I. Martin Pompadur	97,500	—	151,774	249,274
Dennis J. FitzSimons	95,000	—	151,774	246,774
C. Thomas McMillen	90,000	—	151,774	241,774
Lisbeth McNabb	107,500	—	151,774	259,274

(1)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification Topic 718. See the Notes to the Company’s Consolidated Financial Statements in our 2019 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

The aggregate option awards outstanding and unvested stock awards for each director as of December 31, 2019 were as follows (in shares):

	Option Awards Outstanding		Unvested
	Vested	Unvested	Stock Awards
Geoff Armstrong	—	—	4,625
Jay M. Grossman	20,000	—	4,625
Dennis A. Miller	10,000	—	4,625
John R. Muse	21,578	—	4,625
I. Martin Pompadur	20,000	—	4,625
Dennis J. FitzSimons	—	—	4,625
C. Thomas McMillen	10,000	—	4,625
Lisbeth McNabb	15,000	—	4,625

The above stock options are fully vested and expire ten years from the date of grant. Stock awards, in the form of restricted stock units, vest over a range of two to four years.

EXECUTIVE OFFICERS

The current executive officers of the Company are:

	Age	Nexstar Position
Perry A. Sook	62	President, Chief Executive Officer and Director
Thomas E. Carter	61	Chief Financial Officer and Executive Vice President
Timothy C. Busch	57	President, Nexstar Broadcasting, Inc.
Gregory R. Raifman	60	President, Nexstar Digital LLC
Brian Jones	60	Executive Vice President, Chief Operating Officer, Nexstar Broadcasting, Inc.
Elizabeth Ryder	55	Executive Vice President, General Counsel and Secretary
Brett Jenkins	49	Executive Vice President and Chief Technology Officer
Sean Compton	46	Executive Vice President, WGN America, WGN Radio and Director of Content Acquisition
Dana Zimmer	50	Executive Vice President and Chief Distribution and Strategy Officer
Gary Weitman	63	Executive Vice President and Chief Communications Officer
William Sally	62	Executive Vice President, Sales
Blake Russell	49	Executive Vice President, Station Operations and Content Development

Perry A. Sook – biographical information for Mr. Sook can be found under “Directors.”

Thomas E. Carter has served as Nexstar’s Chief Financial Officer since August 2009. Prior to joining Nexstar, Mr. Carter was Managing Director, Media Telecom Corporate Investment Banking at Banc of America Securities, which he joined in 1985. In this position, he acted as the senior banker responsible for delivering bank products and services including M&A, private and public equity, high-yield debt, fixed income derivatives, syndicated financial products and treasury management for selected clients across the broadcasting, cable, publishing and media industries, including Nexstar. Mr. Carter began his banking career in 1980, serving for five years in various roles in Corporate and International Banking at a predecessor to JPMorgan Chase.

Timothy C. Busch was appointed as President of Nexstar Broadcasting, Inc. in January 2017. Prior to that, Mr. Busch served as Nexstar’s Executive Vice President and Co-Chief Operating Officer from May 2008 to January 2017, as Senior Vice President and Regional Manager from October 2002 to May 2008 and as our Vice President and General Manager at WROC (CBS) in Rochester, New York from 2000 to October 2002. Prior to joining Nexstar, Mr. Busch served as General Sales Manager and held various other sales management positions at WGRZ (NBC) in Buffalo, New York from 1993 to 2000. Prior to that, Mr. Busch held various sales and management positions at WGR-AM and FM radio with Taft Broadcasting. Mr. Busch has served on various organizational boards in the upstate New York area. He served for 8 years on the CBS Affiliation Association Board with his last role as Chairman.  Mr. Busch currently serves on the NBC Affiliates Board, the Upstate New York Advisory Board for the Federal Reserve Bank of New York, the Television Bureau Board, and the Media Ratings Council Board. Mr. Busch is a native of Ohio and a graduate of Ohio University.

Gregory R. Raifman joined Nexstar as President of Nexstar Digital LLC in April 2017. Mr. Raifman is responsible for managing the day to day operations of Nexstar Digital LLC., including the development and implementation of the Company’s digital business strategy, leading the integration of existing and recently acquired digital products under the Nexstar Digital brand, and alignment of complementary technologies and capabilities to maximize performance and accelerate revenue and earnings growth. Prior to assuming his role at Nexstar, Mr. Raifman served as President for The Rubicon Project, Inc. (NYSE: RUBI) from January 2013 until March 2017. Mr. Raifman also served as a director of The Rubicon Project from April 2013 until May 2017. Since November 2003, Mr. Raifman has served as the managing member of Momentum Sports Group, LLC, which owns and operates the UnitedHealthcare Pro Cycling Team. From February 2010 to October 2010, Mr. Raifman served as the Executive Chairman of LiveRail, Inc., a video ad exchange and real time bidding company. Mr. Raifman co-founded Mediaplex, Inc., a marketing technology solution company, in 1998, and from 1998 to 2001 Mr. Raifman served as the Chairman, Chief Executive Officer and President of Mediaplex, Inc. Mr. Raifman began his career as an attorney, specializing in M&A and corporate financings.

Brian Jones was appointed as Executive Vice President and Chief Operating Officer of Nexstar Broadcasting, Inc. in January 2017. Prior to that, Mr. Jones served as our Executive Vice President and Co-Chief Operating Officer from May 2008 to January 2017 and as Senior Vice President and Regional Manager from May 2003 to May 2008. Prior to joining Nexstar, Mr. Jones served as Vice President and General Manager at KTVT (CBS) and KTXA (IND) in Dallas/Fort Worth, Texas from 1995 to 2003. Prior to that, Mr. Jones served in various management, sales and news positions at KTVT, MMT Sales, Inc., KXAS (NBC) in Dallas/Ft. Worth, KLBK (CBS) in Lubbock, Texas and KXAN (NBC) in Austin, Texas. Mr. Jones has served as the Chairman of the FOX Affiliates Board of Governors, Chairman of the Board of the Texas Association of Broadcasters, on the Small Market Advisory Committee of the National Association of Broadcasters and on the Southern Methodist University Journalism Advisory Committee.

Elizabeth Ryder was appointed as our Executive Vice President and General Counsel in January 2017. Prior to that, Ms. Ryder served as Nexstar’s Senior Vice President and General Counsel from November 2013 to January 2017 and served as Secretary since January 2013 and Vice President and General Counsel from May 2009 to November 2013. Prior to joining Nexstar, Ms. Ryder served as Vice President – Legal Affairs at First Broadcasting Operating, Inc. Prior to that, Ms. Ryder served as Counsel at the law firm of Drinker Biddle & Reath LLP in Washington, D.C.

Brett Jenkins was appointed as our Executive Vice President and Chief Technology Officer in February 2018. Prior to that, he served as our Senior Vice President and Chief Technology Officer from January 2017 to January 2018. From December 2014 to January 2017, Mr. Jenkins served as Vice President and Chief Technology Officer at Media General, overseeing the company’s IT and engineering functions for both broadcast and digital businesses. Prior to Media General, he was Vice President Chief Technology Officer of LIN Media from 2011 to 2014. He also held technology positions at ION Media Networks and executive positions for Thales Broadcast & Multimedia and Thomson.

Sean Compton was appointed as Executive Vice President of WGN America, WGN Radio and Director of Content Acquisition at Nexstar in September 2019. Prior to that, Mr. Compton was President of Strategic Programming and Acquisitions for Tribune Media Company from 2008 to 2019 where he oversaw programming for 42 Tribune television stations and nationally distributed digital network Antenna TV. He also spent 18 years in radio as VP of programming for Clear Channel Radio & Premiere Radio Networks before joining Tribune.

Dana Zimmer was appointed as Executive Vice President, Chief Distribution and Strategy Officer at Nexstar in September 2019. Prior to joining Nexstar, Ms. Zimmer was President of Distribution and Marketing for Tribune Media Company from 2013 to 2019 where she served a similar role of overseeing revenue for the multiplatform broadcast and cable powerhouse consisting of 42 broadcast stations and WGN America. She was a former Executive Vice President of TV Networks Distribution for NBCUniversal from 2011 to 2013. Ms. Zimmer also served as Executive Vice President, Affiliate Sales and Marketing for Comcast Networks from 2005 through January 2011. Prior to joining Comcast, Ms. Zimmer played an integral role on the launch teams that spearheaded successful distribution efforts of YES Network and SportsNet New York – the very first team-owned Regional Sports Networks lead by the Yankees and Mets, respectively, in the biggest sports market in the nation. Finally, Ms. Zimmer also worked in affiliate sales for Fox Cable Networks and Discovery Communications.

Gary Weitman has more than 20 years of experience in the field of strategic communication and public relations. He joined as Executive Vice President and Chief Communication Officer at Nexstar in September 2019. Prior to this, Mr. Weitman was a Senior Vice President/Corporate Relations in Tribune Media Company from 2008 to 2019 and was vice president/corporate communications from 2000 to 2008. Prior to his work with Tribune, Mr. Weitman was Executive Director/Corporate Communications at Allied Riser Communications Corp. From 1997 through 1999, he served as senior vice president/media relations at Hill and Knowlton, Inc., in Chicago. Mr. Weitman also spent 15 years in broadcast journalism, holding positions of increasing responsibility at the CBS- and FOX-owned television stations in Chicago, IL from 1982 to 1997. He left journalism in 1997, following three years as Managing Editor at WBBM-TV, where he was responsible for the TV station’s editorial coverage and all of its news broadcasts.

William Sally was appointed as Executive Vice President, Sales in September 2019. Prior to that, he served as Nexstar’s Senior Vice President and Regional Manager since September 2013. Mr. Sally oversees the expansion of Nexstar Broadcasting Inc.’s sales and marketing initiatives on a regional and national basis across 197 owned or serviced television stations in 115 markets. Prior to joining Nexstar, Mr. Sally was Vice President and General Manager for Newport Television in Albany at WXXA from May 2008 to December 2012. He held the same position for Smith Broadcasting in Burlington, Vermont, at WFFF from August 1998 to April 2004 and at WFFF and WVNY from April 2004 to April 2008. Mr. Sally also held various management level positions in sales including while in California at KEYT in Santa Barbara from January 1995 to August 1998. He began his television career in 1978 in Utica where he later became Sports Director/Anchor at WKTV.

Blake Russell was appointed as our Executive Vice President, Station Operations and Content Development in February 2018. Prior to that, he served as Nexstar’s Senior Vice President, Station Operations and Content Development from November 2008 to January 2018 and has served as Nexstar’s Vice President Marketing and Operations from October 2007 to October 2008. Before that, Mr. Russell served as Vice President and General Manager at KNWA (NBC) and KFTA (FOX) stations in Ft. Smith/Fayetteville, Arkansas from January 2004 to September 2007 and as Nexstar’s Director of Marketing/Operations at KTAL (NBC) station in Shreveport, Louisiana from 2000 to 2003.

BENEFICIAL OWNERSHIP OF NEXSTAR COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of Nexstar’s Common Stock as of March 31, 2020 by (i) those persons known to Nexstar to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of Nexstar, (ii) each Director of Nexstar, (iii) our Named Executive Officers listed in the Summary Compensation Table and (iv) all Directors and executive officers of Nexstar as a group. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual had the right to acquire as of May 30, 2020 (60 days after March 31, 2020) through the exercise of any stock option or other right. This information has been furnished by the persons named in the table below or in filings made with the SEC. Where the number of shares set forth below includes shares beneficially owned by spouses and minor children, the named persons disclaim any beneficial interest in the shares so included. As of March 31, 2020, there were no shares issued and outstanding of Nexstar’s Class B Common Stock, Class C Common Stock or Preferred Stock. Unless otherwise indicated, a person’s address is c/o Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, Texas 75062.

BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock
Name of Beneficial Owner	Direct Ownership	Vested Options	Total	%
Beneficial Owners of More Than 5%:
Vanguard Group, Inc.(1)	3,911,544	—	3,911,544	8.6%
FMR LLC(2)	2,871,184	—	2,871,184	6.4%
Park West Asset Management LLC(3)	2,437,360	—	2,437,360	5.4%
Neuberger Berman Group, LLC(4)	2,405,156	—	2,405,156	5.3%
Hound Partners, LLC(5)	2,267,754	—	2,267,754	5.0%
Current Directors:
Perry A. Sook(6)	1,215,001	1,200,000	2,415,001	5.2%
Geoff Armstrong	8,500	—	8,500	0.0%
Jay M. Grossman	36,625	20,000	56,625	0.1%
Dennis A. Miller	1,000	10,000	11,000	0.0%
John R. Muse	9,925	21,578	31,503	0.1%
I. Martin Pompadur	9,500	20,000	29,500	0.1%
Dennis J. FitzSimons	12,042	—	12,042	0.0%
C. Thomas McMillen	5,375	10,000	15,375	0.0%
Lisbeth McNabb	6,100	15,000	21,100	0.0%
Current Named Executive Officers:
Thomas E. Carter	148,531	75,000	223,531	0.5%
Timothy C. Busch	87,727	50,000	137,727	0.3%
Gregory R. Raifman	29,257	—	29,257	0.1%
Brian Jones	25,651	40,000	65,651	0.1%
All current directors and executive officers as a group (20 persons)	1,671,710	1,474,078	3,145,788	6.7%

(1)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 12, 2020. The address of Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355.
(2)	The number of shares is derived from the Schedule 13G filed with the SEC on February 7, 2020. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)

The number of shares is derived from the Schedule 13G/A filed with the SEC on February 14, 2020. The address of Park West Asset Management LLC is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(4)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 13, 2020. The address of Neuberger Berman Group, LLC is 1290 Avenue of the Americas New York, NY 10104.
(5)	The number of shares is derived from the Schedule 13G filed with the SEC on February 14, 2019. The address of Hound Partners, LLC is 101 Park Avenue, 48th Floor, New York, NY 10178.
(6)	Includes (i) 975,956 shares of common stock owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners and (ii) 239,045 shares of common stock are directly owned by Mr. Sook.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act of 1934 requires our Directors, executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of such equity securities of Nexstar. Executive officers, Directors and greater than ten percent beneficial owners are required to furnish Nexstar with copies of all Section 16(a) forms they file.

During 2019, one Form 4 for each director and each executive officers (except Sean Compton, Dana Zimmer, Gary Weitman and William Sally who became executive officers in September 2019) for their respective grants of restricted stock units was filed late due to administrative oversight. In addition, an amended Form 4 was filed for Elizabeth Ryder on April 6, 2020 to report the exercise of certain options on December 9, 2019, and a Form 4 was filed for John R. Muse on April 23, 2020 to report a gift he made of Nexstar’s Class A Common Stock in 2018. Based on our records and review of the copies of Section 16(a) reports furnished to us during the year ended December 31, 2019, we believe all other Section 16(a) filing requirements applicable to Nexstar’s executive officers, Directors and greater than ten percent beneficial owners were timely satisfied.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar Media Group, Inc. (the “Company”), approves employment agreements with executive officers of the Company, administers the Company’s equity incentive plans and approves grants under such equity incentive plans and makes recommendations regarding any other incentive compensation.

In performing its oversight responsibilities of the design and functioning of the Company’s executive and director compensation program, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2019 with the management of the Company. Based on this review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders.

Respectfully submitted,

Geoff Armstrong, Chair
Jay Grossman
Dennis A. Miller

COMPENSATION DISCUSSION AND ANALYSIS

2019 COMPENSATION EXECUTIVE OVERVIEW

We provide highlights of our compensation program below. It is important that you review our Compensation Discussion and Analysis and compensation-related tables in this Proxy Statement for a complete understanding of our compensation program.

2019 and Long-Term Performance

•	Net revenue in 2019 of $3.039 billion substantially met our budget of $3.142 billion and exceeded our 2018 net revenue of $2.767 billion, or a 9.9% increase.
•

Excluding political revenue, net revenue was $2.987 billion in 2019 compared to $2.515 billion in 2018, an increase of $472 million, primarily due to our successful acquisition of Tribune Media Company, overall increase in distribution revenue due to the combined effect of recent retransmission consent agreement renewals and scheduled annual rate increases per subscriber, partially offset by decreases in revenue due to de-emphasis on marginally profitable lines of business.

•	Income from operations and net income in 2019 were $655.1 million and $236.3 million, respectively.
•	Broadcast cash flow for 2019 was $1.055 billion.
•	In 2019, Adjusted EBITDA before one-time transaction expenses was $972 million and Adjusted EBITDA was $898 million.
•	Free Cash Flow before one-time transaction expenses in 2019 was $521 million and free cash flow in 2019 was $439 million.
•

Income from operations, net income, Broadcast cash flow, Adjusted EBTIDA and free cash flow in 2019 declined compared to prior year due to an approximate $200.0 million year-over-year decline in political advertising revenue, a cyclical source of income.

•

Nexstar’s stock price increased from $0.75 per share in mid of 2009 to $117.25 as of December 31, 2019, primarily driven by acquisitions (since 2012) that are accretive to the Company, realization of synergies from these acquisitions and consistency in cost discipline that enables the Company to meet or substantially meet key metrics yearly.

Actions Following The 2018 and 2019 Vote on Named Executive Officer Compensation

•

In the first quarter of 2019, in response to shareholder vote on 2018 Named Executive Officer compensation, members of senior management, with assistance from third party consultants (JCIR and Innisfree) and participation from the Chairman of the Compensation Committee, reached out and spoke with stockholders who collectively held approximately 62% of the Company’s voting shares to offer them an opportunity to provide feedback regarding the Company’s corporate governance and executive compensation policies.

•

Increased use of performance-based stock awards to our top four Named Executive Officers. In 2018, 50% of the stock awards are performance-based, compared to only time-based stock awards in 2017. In 2019, approximately 57% of the stock award to our Chief Executive officer and 50% of the stock awards to each of our other top three Named Executive Officers are also performance-based.

•	Broad inclusion of employees and non-employee directors in equity awards. From 2016-2019, 59% of the equity awards were granted to employees other than our Named Executive Officers.
•

Since the beginning of fiscal year 2019, cash incentives for our Chief Executive Officer are based on a defined formula, with the majority of the incentive determined based on pre-established financial targets.

•

The Compensation Committee, working with Korn Ferry, an independent management consulting firm reviewed and updated the peer groups to account for our increased market cap, revenues and profitability and to remove previous peer companies that are no longer in existence or relevant.

COMPENSATION STRATEGY

In this Compensation Discussion and Analysis, we provide a detailed discussion and analysis of our compensation program and policies and the critical factors that are considered in making compensation decisions.

Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the year ended December 31, 2019, along with the other three most highly-compensated executive officers, are collectively referred to as the “Named Executive Officers.” For the year ended December 31, 2019, our Named Executive Officers were Perry A. Sook, Thomas E. Carter, Timothy C. Busch, Gregory R. Raifman and Brian Jones.

Compensation Philosophy and Objectives

The Company’s executive compensation program has been developed to incorporate a compensation philosophy consistent with the following primary objectives:

•

Attract and retain talented and highly qualified executives in the competitive television broadcasting industry by providing a total compensation package that includes a combination of elements which are at or above competitive opportunities;

•	Tie executive compensation, both annual and long-term elements, to the Company’s overall performance and specific attainment of long-term strategic goals;
•	Provide executives with long-term incentive for future performance that aligns with stockholder interests and maximizes stockholders value over the long-term; and
•	Set executive compensation at responsible levels to promote fairness and equity among all employees within our organization.

Overview and Role of Compensation Committee

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar, including our Named Executive Officers. The Compensation Committee approves the employment agreements with the executive officers of Nexstar, administers Nexstar’s equity incentive plans, approves grants under such plans and makes recommendations regarding other incentive compensation provided to our Named Executive Officers and other executive officers.

The Compensation Committee has the authority to retain and obtain advice of advisors and consultants as necessary and evaluates their independence prior to selection or retention. The Compensation Committee also sets the compensation and oversees the work of advisors and consultants.

2019 and 2018 Stockholder Say on Pay Vote and Stockholder Outreach

At our Annual Meeting of stockholders in June 2019, our stockholders were asked to cast a non-binding advisory vote to approve our Named Executive Officers’ compensation for the year 2019 (“say-on-pay”). Approximately 46% of the votes cast by our stockholders were in support of the compensation of our Named Executive Officers. At our Annual Meeting of stockholders in June 2018, our stockholders were asked to cast a non-binding advisory vote to approve our Named Executive Officers’ compensation for the year 2017 (“say-on-pay”). Approximately 36% of the votes cast by our stockholders were in support of the compensation of our Named Executive Officers. The increased support by our stockholders with respect to compensation of our Named Executive Officers in 2019 was due to the stockholder outreach conducted by senior management and actions taken by our senior management and the Compensation Committee (as discussed in more detail below). In an effort to further increase our stockholder approval percentage at the 2020 Annual Meeting, our Board of Directors and senior management carefully considered the results of the 2019 and the 2018 say-on-pay vote.

In the first quarter of 2019, members of senior management, with assistance from third party consultants (JCIR and Innisfree), contacted the Company’s top 28 non-affiliated stockholders to offer them an opportunity to provide feedback regarding the Company’s corporate governance and executive compensation policies. These stockholders control the voting with approximately 76% of the voting shares of Nexstar as of September 30, 2018. Of the 28 stockholders, conference calls were conducted with 18 stockholders who collectively held approximately 62% of the Company’s voting shares. In these stockholder engagement efforts, we attempted to reach individuals responsible for executive pay and governance-related decisions with each investor organization. Our Chief Financial Officer lead all of these conference calls and our Executive Vice President, General Counsel and Secretary participated in the majority of the conference calls with the investors and discussed matters on governance, company performance and executive compensation. The Chairman of the Company’s Compensation Committee also participated in the outreach, focusing on the largest shareholders, and participated on calls with six of the Company’s eight largest investors. Of the remaining 10 stockholders (approximately 20% of voting shares), one is discontinuing its operations and the remaining nine were unresponsive to the outreach.

The majority of the investors commented positively on the opportunity (through our Q1 2019 outreach) to furnish input on compensation, governance and related issues of importance to them. Common themes expressed by the surveyed stockholders were an appreciation for the work of the Company’s executives and the returns generated for stockholders, general satisfaction with the compensation of Named Executive Officers other than the one-time bonus paid to our Chief Executive Officer in 2017 upon the Company’s successful acquisition of Media General, concern of some stockholders about the level of time-based restricted stock units granted to our executive officers and best practices on governance, including board structure and composition. The lack of a lead independent director, a classified board, plurality voting and board composition were the most frequently mentioned governance topics. The actions we have taken in response to feedback on our compensation policies are outlined below.

Issue Raised During Shareholder Engagement	Company Response
2018 Stockholder Say on Pay Vote.

In the first quarter of 2019, we engaged in a thorough engagement process and dialogue with shareholders to outline the company’s position on the circumstances that lead to outsized compensation in 2017. With respect to the Chief Executive Officer’s 2017 bonus, our Chief Financial Officer explained in detail the facts and circumstances that led to that anomaly in bonus payments. The one-time Media General success bonus paid in January 2017 came with the agreement that there would be no cash incentive compensation for 2016, even though performance levels would have warranted a payment. The Chief Executive Officer’s 2017 incentive compensation, paid after year end, was also included in 2017 compensation, thereby making the total payments unusually large in that year. It was also noted that there were no equity incentives granted to the Chief Executive Officer in 2016. Beginning in the fiscal year 2019, cash incentives for our Chief Executive Officer are based on a defined formula, with the majority of the incentive determined based on pre-established financial targets.

Desire for increased use of performance-based equity awards.

In 2019, approximately 57% of the stock awards to our Chief Executive Officer and 50% of the stock awards to each of our other top three Named Executive Officers are performance-based. In 2018, 50% of the amount of the equity awards granted to our top four Named Executive Officers, including our Chief Executive Officer, were in the form of performance-based restricted stock units. In 2017, only time-based restricted stock units were awarded to our Named Executive Officers. There were no equity incentives granted to Named Executive Officers in 2016.

Additional disclosure around performance metrics, particularly in equity-based awards.

Metrics for vesting of performance-based awards to the top four Named Executive Officers are detailed in the Stock Based Compensation and Employment Agreements sections of the Compensation Discussion and Analysis section.

Lack of Lead Independent Director and Composition Issues.	The Board continually reviews and discusses its composition and structure, but has not made any changes to its structure.

The Compensation Committee, working with Korn Ferry, an independent management consulting firm, conducted a comprehensive review of our compensation programs and practices, including the review of (i) the 2019 and 2018 say-on-pay voting results, (ii) stockholder outreach considerations, (iii) CEO pay, and (iv) the 2019 executive compensation program design, which is presented for stockholders’ approval in this proxy. The review led to tangible changes to the company’s compensation practices as detailed in the table above. The Compensation Committee, also working with Korn Ferry, reviewed and updated the peer groups considered when comparing the Company’s performance and compensation practices with peers. Changes were made to the peer group list as a result of several of the companies previously included were no longer in existence or were relevant and the list was amended to account for the company’s increased market cap, revenues and profitability.

The Compensation Committee believes the above changes, along with our existing guidelines on stock ownership and policy on anti-hedging, will enhance our executive compensation program and practices and better align executive compensation with our Company’s business and strategic objectives and maximize long-term stockholder growth. Accordingly, the Compensation Committee believes our engagement with shareholders in the first quarter of 2019 was productive, especially in providing an open exchange of ideas and perspectives. For more information on our stock ownership guidelines and anti-hedging policy, refer to Corporate Governance section above.

The Compensation Committee will continue to evaluate its approach to executive compensation, specifically for our Named Executive Officers and will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the Named Executive Officers. We welcome input from our stockholders on our compensation policies and compensation program at any time. The Compensation Committee remains committed to the alignment of pay and performance for our top four Named Executive Officers. Mr. Jones is defined as a Named Executive Officer, but his duties are largely operational in nature and is compensated in manner commensurate with that role and thus not grouped as part of the other four Named Executive Officers.

Defining the Market—Benchmarking

In the first quarter of 2018, the Compensation Committee, working with Korn Ferry, performed the annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements within our executive compensation program. As a result of the increase in Nexstar’s capitalization and its growing broadcast and digital media businesses, the Compensation Committee instructed Korn Ferry Hay Group to conduct a benchmarking review to analyze the proxy information of 17 diverse media companies that either have a broadcast, communication, entertainment or media component, as disclosed in their most recent proxy information filing with the SEC. The 2018 peer group was comprised of the companies in the table below:

AMC Networks, Inc.	National CineMedia, Inc.
Cinemark Holdings, Inc.	The New York Times Company
Clear Channel Outdoor Holdings, Inc.	Pandora Media, Inc.
E.W. Scripps Company	Regal Entertainment Group
Gannett Co., Inc.	Scholastic Corporation
Gray Television, Inc.	Sinclair Broadcast Group, Inc.
The Madison Square Garden Company	Townsquare Media, Inc.
MDC Partners, Inc.	World Wrestling Entertainment, Inc.
Meredith Corporation

Benchmarking review provides a foundation for ensuring that our executive compensation levels remain competitive in relation to the peer group and is generally refreshed prior to the hiring or replacement of an executive officer or when an existing officer’s employment contract is renewed or as frequently as significant changes in the peer group warrant (the peer group was refreshed in January 2019 in connection with the renewal of our Chief Executive Officer’s executive employment contract, as more fully set forth below). One of the primary objectives of the Company’s executive compensation program is to provide compensation near the median market pay level based on our benchmarking review of peer group companies, when warranted by Company results and individual contribution. We believe that such benchmarking is useful because we recognize that our compensation practices must be competitive in the media industry. By targeting Named Executive Officer compensation to the compensation practices of the Company’s peer group, the Company enhances its ability to attract and retain talented and highly qualified executives, which is fundamental to the Company’s growth and delivery of value to its stockholders. In addition, peer group information is one of the many factors we consider in assessing the reasonableness of compensation of our Named Executive Officers.

On January 15, 2019, we extended our Chief Executive Officer’s employment with Nexstar until February 28, 2023, with automatic renewal provisions for successive one-year periods. In making compensation decisions for our Named Executive Officers, effective January 15, 2019, the “peer group” is comprised of the following companies:

AMC Networks, Inc.	IAC/Interactive Corp
CBS Corporation	The Liberty Sirius XM Group
Cinemark Holdings, Inc.	Meredith Corporation
Clear Channel Outdoor Holdings, Inc.	News Corporation
Discovery, Inc.	Sinclair Broadcast Group, Inc.
The E.W. Scripps Company	Tegna, Inc.
Gannett Co., Inc.	Viacom, Inc.
Gray Television, Inc.

The peer group was modified to account for the increased scale of the company, including revenues, profitability metrics and equity market capital, taking into consideration the acquisition of Tribune Media Company which was later completed in September 2019. For additional information on our Chief Executive Officer’s amended employment agreement, refer to “Employment Agreements” section below.

The Compensation Committee utilized and will continue to utilize the in-depth review and analysis provided by Korn Ferry in its decisions on executive and board compensation in 2020 and in the future.

Compensation Risk Considerations

The Compensation Committee has assessed the level of risk associated with the Company’s executive incentive programs to ensure that the design of these programs does not encourage executives to subject the Company to unacceptable levels of business risk. It is the Committee’s opinion that the current incentives offered to executives are balanced in such a way so as not to create a conflict between executive and stockholder interests. Annual cash bonuses are based primarily on current year net revenues and Adjusted EBITDA, which are short-term measures. These short-term incentives are balanced out by the long-term incentives offered to executives in the form of performance-based restricted stock units, time-based restricted stock units and stock options. Restricted stock units generally vest over a range of two to four years and stock options generally vest over a four-year period. These longer vesting periods encourage executives not to take risks that would jeopardize the future growth and profitability of the Company. Overall, the Compensation Committee determined the company’s executive pay arrangements are reasonably unlikely to have a material adverse effect on the Company.

Determination of Compensation

The Compensation Committee reviewed compensation levels for our Named Executive Officers for 2017 through 2019 and considered various factors, including the executive’s performance, the compensation level of competitive jobs and the financial performance of the Company. For the executive officers, other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee approves the primary components of compensation for each Named Executive Officer, including any annual cash bonus and grant of stock options or restricted stock units.

Key Metrics Used for Performance Measures

The Company utilizes net revenue growth, Adjusted EBITDA growth and total shareholder return versus the results of the peer group and net revenue and Adjusted EBITDA versus budget approved by the Board of Directors and other similar metrics as quantitative measures to assess performance. Net revenue represents revenue recognized, net of allowances and credits, in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA is defined as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, amortization of right-of-use assets attributable to favorable leases, (gain) loss on asset disposal, (income) loss on equity investments (net), goodwill and intangible assets impairment and other expense (income), minus, reimbursement from the FCC related to station repack, broadcast rights payments, and distributions from equity investments. Both measures are reported by the Company in its quarterly earnings releases. For additional information on the performance on these and other measures, see discussion in the “Elements of Compensation—Annual Cash Bonuses” section following.

ELEMENTS OF COMPENSATION

The principal elements of the Company’s executive compensation consist of the following:

•	Base Salary;
•	Annual Cash Bonuses;
•	Restricted Stock Units (performance-based and time-based);
•	Other Stock-Based Compensation;
•	Perquisites and Other Compensation;
•	Health Benefits; and
•	Severance Benefits and Change in Control Provisions.

Base Salary

The annual base salary of the Company’s Named Executive Officers is established by individual employment agreements (see the “Employment Agreements” section of this Proxy Statement). The purpose of the base salary is to provide each Named Executive Officer with a set amount of cash compensation that is not variable in nature and that is generally competitive with market practices. The base salary is established based on the scope of the executive’s responsibilities, taking into account competitive market compensation paid by peer group companies for similar positions. Generally, we target the executives’ base salaries near the median market pay level of our benchmarking review of peer group companies. Under each employment agreement, base salaries are increased on an annual basis. Annual salary increases for our Named Executive Officers are generally consistent, on a percentage basis, with those received by non-executive employees. See the “Employment Agreements” section of this Proxy Statement for a discussion of the employment agreements of Named Executive Officers.

Annual Cash Bonuses

On January 15, 2019, we extended our Chief Executive Officer’s employment with Nexstar until February 28, 2023, with automatic renewal provisions for successive one-year periods. The new design of bonus incentive for our Chief Executive Officer is based on a formula, with the majority of the incentive determined based on pre-established financial targets. Specifically, our Chief Executive Officers’ incentive payments for the year 2019 were determined by the following formula:

•	Twenty-five percent (25%) earned if Nexstar Broadcasting, Inc. exceeds ninety percent (90%) of budgeted EBIDTA for the fiscal year;

•	Twenty-five percent (25%) earned if Nexstar Digital LLC exceeds eighty percent (80%) of budgeted EBITDA for the fiscal year;

•

Twenty-five percent (25%) earned if the Company is in the top forty percent (40%) of its Peer Group (as defined below) in revenue or EBITDA growth for stations and businesses owned as of the beginning of the fiscal year; and

•	Twenty-five percent (25%) earned at the discretion of the Committee.

For additional information on our Chief Executive Officer’s amended employment agreement, refer to “Employment Agreements” section below.

Under the terms of their employment agreements, each Named Executive Officer other than the Chief Executive Officer is eligible to earn a targeted annual cash bonus either up to a flat target or an amount equal to a specified percentage of such executive’s salary. The overall performance of the Company determines what percentage, if any, of the target bonus will be paid out. If the Company attains the annually budgeted amounts for net revenue and Adjusted EBITDA, then it is likely that 100% of the targeted bonus will be paid. However, the Chief Executive Officer, with the approval of the Compensation Committee, may increase the annual bonus paid to our other Named Executive Officers. Likewise, if the Company does not achieve its performance benchmarks, then an amount less than the full bonus may be paid. The Company does not utilize defined formulas to determine what percentage of the target bonuses will be paid to Named Executive Officers other than the Chief Executive Officer, including the performance bonus for the year 2019. Ultimately, the payment of cash bonuses is made on a discretionary basis and is determined based on an evaluation of each executive’s individual contribution to the overall performance of the Company.

Historically, when determining the amount of bonus and incentive compensation to be paid to our other Named Executive Officers, the Compensation Committee reviews and considers the following information:

•	Evaluations of each of our other Named Executive Officers from the full Board of Directors, regarding each of our other Named Executive Officer’s performance;
•

The Chief Executive Officer’s review and evaluation of each of the other Named Executive Officers, addressing individual performance and the results of operations of the business areas and departments for which such executive had responsibility, which the Compensation Committee discusses with the Chief Executive Officer;

•	The financial performance of the Company, including its stock price, comparable revenue, Adjusted EBITDA and Free Cash Flow growth, relative to budgeted performance and that of the peer group; and
•	Total proposed compensation, as well as each element of proposed compensation, taking into account the recommendations of the Chief Executive Officer.

The performance bonus of each of our Named Executive Officers for the year 2019 is shown in the table below.

	2019 Actual	2019 Target
	Cash Bonus	Cash Bonus
	($)	($)
Perry A. Sook President, Chief Executive Officer and Director	$3,250,000	$3,250,000
Thomas E. Carter Chief Financial Officer and Executive Vice President	1,200,000	600,000
Timothy C. Busch President, Nexstar Broadcasting, Inc.	1,000,000	543,750
Gregory R. Raifman President, Nexstar Digital LLC	500,000	675,000
Brian Jones Executive Vice President, Chief Operating Officer, Nexstar Broadcasting, Inc.	275,766	277,500

The Compensation Committee determined the performance bonus of our Chief Executive Officer based on a formula in accordance with our Chief Executive Officer’s amended employment agreement. For our other Named Executive officers, the Compensation Committee determined each of their bonus amounts based on the performance of the Company, as well as the individual performance of the executives.

The Company’s performance in 2019 substantially met the revenue expectations set by the Board of Directors. Net revenue for 2019 of $3.039 billion exceeded our 2018 net revenue of $2.767 billion or a 9.9% increase, and substantially met our budget of $3.142 billion. Excluding political revenue, net revenue was $2.987 billion in 2019 compared to $2.515 billion in 2018, an increase of $472 million, primarily due to our successful acquisition of Tribune Media Company, overall increase in distribution revenue due to the combined effect of recent retransmission consent agreement renewals and scheduled annual rate increases per subscriber, partially offset by decreases in revenue due to de-emphasis on marginally profitable lines of business.

Operationally, the Company achieved significant milestones while maintaining discipline in cost management. The combination of the revenue growth and aggressive expense management drove the Company’s 2019 income from operations and net income to $655.1 million and $236.3 million, respectively. In 2019, the Company generated broadcast cash flow of $1.055 billion, Adjusted EBITDA before one-time transaction expenses of $972.3 million and Adjusted EBITDA of $898.1 million. Additionally, our free cash flow before one-time transaction expenses in 2019 was $520.9 million and our free cash flow was $439.5 million. Income from operations, net income, broadcast cash flow, Adjusted EBTIDA and free cash flow in 2019 declined compared to prior year due to an approximate $200.0 million year-over-year decline in political advertising revenue, a cyclical source of income.

The above factors were considered in determining the performance bonuses paid to each of our Named Executive Officers other than the Chief Executive Officer, along with each executive’s individual performance and contribution to achievement of the goals of the Company. Each of our other Named Executive Officer contributed significantly to our 2019 initiatives, including our acquisitions and integration of acquired stations and entities, our organic growth, and our free cash flow growth. Due to the level of incremental effort arising from these initiatives and their favorable impact to the Company in 2019 and for future operations, the Compensation Committee determined that bonuses were warranted in the amounts set forth in the table above and in the Summary Compensation Table below.

Stock-Based Compensation

The Company believes that grants of stock-based awards are the most appropriate form of long-term compensation since they provide incentives to promote the long-term success of the Company in line with stockholders’ interests. The Company’s equity incentive plans are intended to motivate and reward the executive officers and to retain their continued services while providing long-term incentive opportunities including the participation in the long-term appreciation of our common stock value.

The Compensation Committee grants stock-based awards to the Named Executive Officers other than our Chief Executive Officer based on the recommendation of the Chief Executive Officer, who evaluates their performance in meeting the goals established at the beginning of each year. The Compensation Committee grants stock-based awards to the Chief Executive Officer primarily based on the overall performance of the Company. As with cash bonuses, there is no defined formula for how many stock-based awards will be granted to a Named Executive Officer. In 2019 and 2018, the Compensation Committee increased its emphasis on performance-based compensation in making stock-based award decisions for our top four Named Executive Officers.

The Company currently maintains three equity compensation plans – the 2012 Long-Term Equity Incentive Plan, the 2015 Long-Term Equity Incentive Plan and the 2019 Long-Term Equity Incentive Plan, all of which provide for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Awards made under the Company’s equity plans have consisted almost exclusively of non-qualified stock options and restricted stock units. Stock option awards and restricted stock units vest ratably over two to four years, dependent on continued employment and, for performance-based restricted stock units, if certain performance metrics are achieved. The exercise price of stock options may not be less than the market price of the Company’s Class A Common Stock on the date of grant. Stock option awards must be exercised within ten years of the date of grant of the option, subject to earlier expiration upon termination of the individual’s employment. The number of awards that may be granted to any one individual in a calendar year is 1,000,000 shares.

In the first quarter of 2019, each of our Named Executive Officers received stock awards in the form of restricted stock units pursuant to the 2015 Long-Term Incentive Plan. The restricted stock units awarded to Mr. Sook was approximately 43% time-based, vesting in equal installments over a four-year period from the date of grant, and approximately 57% performance-based. The performance-based units granted to Mr. Sook will vest in full on January 15, 2021 if the total shareholder return of the Company for fiscal years 2019 and 2020 is at or above the 65th percentile of the compensation peer group performance. If the performance metric is not achieved, the Compensation Committee may, in its sole discretion based on an analysis of all relevant factors, authorize the vesting of up to 90% of the stock award. The restricted stock units granted to Messrs. Carter, Busch and Raifman were 50% time-based and 50% performance-based. The time-based units vest in annual installments over a four-year period from the date of grant. Their performance-based units will vest for four years in equal annual installments subject to the achievement of a performance goal for each year of the award. An annual tranche of the award may vest to Mr. Carter if the two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s EBITDA growth or net revenue exceeds the median growth rate of the compensation peer group. If neither metric equals or exceeds the median of the peer group, then the executive will forfeit that particular tranche of the initial grant. An annual tranche of the award may vest to Mr. Busch if the growth rate of the Company’s broadcasting operations exceeds the peer group average as reported by a recognized independent reporting agency.  If the metric does not equal or exceed the peer group average, then the executive will forfeit that particular tranche of the initial grant.  An annual tranche of the award may vest to Mr. Raifman if the net revenue or EBITDA of Nexstar Digital LLC equals or exceeds ninety percent of the operating unit’s budget as approved by the board. If neither metric equals or exceeds ninety percent of the budgeted amount, then the executive will forfeit that particular tranche of the initial grant.  In all instances, there is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold. In the event of a Change of Control (as defined in the 2015 Long-Term Incentive Plan) all restricted stock units granted to the Named Executive Officers as described herein will vest in full immediately upon such Change in Control.

In March 2018, each of our Named Executive Officers received stock awards in the form of restricted stock units. The restricted stock units awarded to our top four Named Executive Officers were 50% time-based and 50% performance-based. The performance-based units granted to Messrs. Sook, Carter, Busch and Raifman will vest in equal annual installments subject to the achievement of a performance goal for each year of the award.    An annual tranche of the award may vest to Messrs. Sook and Carter if the two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s EBITDA growth or net revenue exceeds the median growth rate of the compensation peer group.  If neither metric equals or exceeds the median of the peer group, then the executive will forfeit that particular tranche of the initial grant. An annual tranche of the award may vest to Mr. Busch if the growth rate of the Company’s broadcasting operations exceeds the peer group average as reported by a recognized independent reporting agency.  If the metric does not equal or exceed the peer group average, then the executive will forfeit that particular tranche of the initial grant.  An annual tranche of the award may vest to Mr. Raifman if the net revenue or EBITDA of Nexstar Digital LLC equals or exceeds ninety percent of the operating unit’s budget as approved by the board. If neither metric equals or exceeds ninety percent of the budgeted amount, then the executive will forfeit that particular tranche of the initial grant.  In all instances, there is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold.

In January 2017, each of our Named Executive Officers received stock awards in the form of time-based restricted stock units. There were no grants of stock options or restricted stock units to our Named Executive Officers in 2016.

The equity incentives granted to our executives are in recognition of their past contributions to the Company, including their contributions to increase shareholder value. Nexstar’s stock price increased from $0.75 per share in mid of 2009 to $117.25 as of December 31, 2019, primarily driven by significant acquisitions of stations and entities since 2012 that are accretive to the Company, realization of synergies from these acquisitions, consistency in cost discipline that enables the Company to meet or substantially meet key metrics yearly, and in anticipation of their continuing efforts with increased emphasis on performance-based compensation. Overall, the Company’s stock-based compensation is shared with a broad group of its employees and directors. Over the four-year period from 2016-2019, 59% of the equity awards were granted to employees other than our Named Executive Officers.

Perquisites and Other Compensation

Other compensation for our Named Executive Officers includes automobile allowances paid by the Company or the value of the personal use of an automobile, group life insurance paid by the Company and 401(k) matching contributions made by the Company.

Health Benefits

All full-time employees, including our Named Executive Officers, may participate in our health benefit program, including medical, dental and vision care coverage, disability insurance and life insurance.

Severance Benefits and Change in Control Provisions

All of our Named Executive Officers have entered into employment agreements with us. These employment agreements, among other things, provide for severance compensation to be paid to the executives if they are terminated upon a change of control of the Company, or for reasons other than cause, or if they resign for good reason, as defined in the agreements (see the “Potential Payments Upon Termination or Change in Control” section).

EMPLOYMENT AGREEMENTS

The Company currently has an employment agreement in place with each of its Named Executive Officers. The following is summarized information related to the base salary, annual cash bonus and severance compensation and termination provisions contained in the employment agreement of each Named Executive Officer.

Perry A. Sook

Mr. Sook is employed as President and Chief Executive Officer under an employment agreement with us, last renewed on January 15, 2019. The term of the renewed agreement expires on February 28, 2023 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Sook’s base salary is $1,625,000 from January 15, 2019 to December 31, 2019, $1,750,000 from January 1, 2020 to December 31, 2020, $1,875,000 from January 1, 2021 to December 31, 2021 and $2,000,000 from January 1, 2022 and thereafter. In addition to his base salary, Mr. Sook is eligible to earn a targeted annual bonus of $3,250,000 for 2019, $3,500,000 for 2020, $3,750,000 for 2021 and $4,000,000 for 2022 and thereafter, upon achievement of the Company’s economic targets established by the Board of Directors for each fiscal year and any other goals established by the Board of Directors. The new design of bonus incentive for our Chief Executive Officer is based on a formula, with the majority of the incentive determined based on pre-established financial targets. Specifically, Mr. Sook’s incentive payments will be determined by the following formula:

•	Twenty-five percent (25%) earned if Nexstar Broadcasting, Inc. exceeds ninety percent (90%) of budgeted EBIDTA for the fiscal year;

•	Twenty-five percent (25%) earned if Nexstar Digital LLC exceeds eighty percent (80%) of budgeted EBITDA for the fiscal year;

•

Twenty-five percent (25%) earned if the Company is in the top forty percent (40%) of its Peer Group (as defined below) in revenue or EBITDA growth for stations and businesses owned as of the beginning of the fiscal year; and

•	Twenty-five percent (25%) earned at the discretion of the Committee.

The Company will also grant Mr. Sook time-based and performance-based restricted stock units, as follows:

•

On January 15, 2020, the Company granted Mr. Sook 62,500 of time-based restricted stock units, vesting in equal annual installments for three years beginning on January 15, 2021 through 2023. On January 15, 2020, the Company also granted Mr. Sook 83,334 performance-based restricted stock units, which will vest in full on January 15, 2022 if the total shareholder return target established by the Compensation Committee is achieved.

•

On January 15, 2021, the Company will grant Mr. Sook 62,500 of time-based restricted stock units, vesting in equal annual installments for two years beginning on January 15, 2022 through 2023. On January 15, 2020, the Company will also grant Mr. Sook 83,334 performance-based restricted stock units, which will vest in full on January 15, 2023 if the total shareholder return target established by the Compensation Committee is achieved.

•	On January 15, 2022, the Company will grant Mr. Sook 62,500 of time-based restricted stock units, which will vest in full on January 15, 2023.

•

All performance-based restricted stock units vesting requires a Nexstar total shareholder return that is at or above the 65th percentile of the compensation peer group performance at each testing period. The award becomes discretionary if Nexstar’s total shareholder return is negative over the testing period, with the payout capped at ninety percent of the award.

In the event of termination for reasons other than cause, or if Mr. Sook resigns for good reason, as defined in the agreement, he is eligible to receive his base salary and target bonus for a period of two years, plus an additional $20,800. Under the terms of Mr. Sook’s previous employment agreement dated January 29, 2015, Mr. Sook’s base salary for 2018 was $1,500,000.

On January 15, 2019, the Compensation Committee approved an amendment to Mr. Sook’s employment agreement that modifies certain material terms related to Mr. Sook’s compensation and severance opportunities.  Under the terms of Mr. Sook’s renewed employment agreement as of January 15, 2019, Mr. Sook’s base salary is $1,625,000 and is eligible to each a targeted annual bonus of $3,250,000.  Pursuant to Mr. Sook’s renewed employment agreement as of January 15, 2019, in the event of termination for reasons other than cause, if Mr. Sook resigns for good reason, or upon Mr. Sook’s termination by either Mr. Sook or the Company for any reason in connection with a consolidation, merger or comparable transaction involving the Company, he is eligible to receive a lump sum payment equal to the sum of (i) 200% of Mr. Sook’s then current base salary, plus (ii) 200% of Mr. Sook’s then current target bonus opportunity, plus (iii) $20,800.

“Cause” is defined in Mr. Sook’s employment agreement as any of the following activities by Mr. Sook: (i) his conviction for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform material job duties which are reasonably directed by the Board of Directors and which are consistent with the terms of terms of the employment agreement and position with the Company, which is not cured within thirty (30) days after written notice thereof from the Company; (iii) willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other willful breach of a material provision of the employment agreement, which is not cured within thirty (30) days after written notice thereof from the Company.

“Good Reason” is defined in Mr. Sook’s employment agreement as any of the following events: (i) a material reduction in Mr. Sook’s job duties, responsibilities, authority or position, (ii) a material breach by the Company of a material provision of the employment agreement, which has not been cured by the Company within thirty (30) days after written notice of noncompliance has been given by Mr. Sook to the Company; (iii) any reduction or decrease in Mr. Sook’s annual base salary or annual target bonus; (iv) any requirement that Mr. Sook report to someone other than the Board of Directors; or (v) any requirement that Mr. Sook relocate or maintain an office more than one hundred (100) miles from Dallas, Texas.

Perry Sook founded Nexstar and has been its Chairman, President and Chief Executive Officer since its inception in 1996. Mr. Sook’s employment agreement with Nexstar expired on January 15, 2019. When structuring the terms of Mr. Sook’s new contract, the Compensation Committee was extremely cognizant of new entrants into the media and broadcasting sectors and their aggressiveness in seeking out quality management. A priority objective of Compensation Committee and Board was retention of the founding executive which has led the company’s market leading shareholder returns compared to the universe of publicly traded companies. The renewal of the Sook employment agreement in an increasing competitive landscape required a competitive approach regarding contract terms and equity incentives. The Committee carefully considered the desire to align all non-salary compensation with shareholder return, and to motivate and retain our Chief Executive Officer. The Committee arrived at a contract that provided the required mix of retention (restricted stock awards), and motivation (performance-based stock awards and short-term incentive opportunities) to continue to drive the financial and operational results that are shareholders have become accustomed to.

The Compensation Committee also considered the following factors when determining compensation levels and terms under Mr. Sook’s new employment agreement, effective January 2019:

•The substantial shareholder value Mr. Sook has created as Chief Executive Officer of Nexstar:

o	Nexstar’s market cap increased from approximately $340 million at Nexstar’s IPO in 2003 to approximately $5.2 billion in April 2018 under Mr. Sook’s stewardship;

o	Nexstar’s stock price performance versus various broad market measures over a range of time periods is exemplary:

	Price Appreciation
				Russell
	NXST	S&P 500	NASDAQ	3000
3 year	145%	38%	59%	38%
5 year	189%	51%	54%	49%
10 year	15837%	255%	406%	262%

•	Mr. Sook’s demonstrated track record in distribution and acquisition negotiation and execution

•	Mr. Sook’s strong institutional knowledge and industry expertise as the Founder of Nexstar

•	Competitive pressures from new entrants in the market

Thomas E. Carter

Mr. Carter is employed as Chief Financial Officer and Executive Vice President under an employment agreement with us, which was amended on January 1, 2017. The term of the new agreement expires on December 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Carter’s base salary is $750,000 from January 1, 2017 to December 31, 2017, $775,000 from January 1, 2018 to December 31, 2018, $800,000 from January 1, 2019 to December 31, 2019, $825,000 from January 1, 2020 to December 31, 2020, and $850,000 thereafter. After the end of each of our fiscal year during the term of his employment agreement, Mr. Carter is also eligible to receive a targeted annual bonus up to seventy-five percent (75%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount as our Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate in their sole discretion) based on the achievement of goals established by our Chief Executive Officer and/or the Board of Directors for such period. In the event of termination for reasons other than cause, if Mr. Carter resigns for good reason, or upon Mr. Carter’s termination by the Company or Mr. Carter for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Mr. Carter is eligible to receive his base salary for a period of one year, plus an additional $20,800.

“Cause” is defined in Mr. Carter’s employment agreement as any of the following activities by Mr. Carter: (i) his conviction for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform duties which are reasonably directed by the Chief Executive Officer or the Board of Directors and which are consistent with the terms of the employment agreement and position with the Company; (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other material breach by Mr. Carter of a material provision of the employment agreement, which is not cured within thirty (30) days after written notice thereof from the Company.

“Good Reason” is defined in Mr. Carter’s employment agreement as any of the following events: (i) a material reduction in Mr. Carter’s duties or position; or (ii) a material breach by the Company of a material provisions of the employment agreement which adversely affects Mr. Carter and which has not been cured by the breaching entity within thirty (30) days after Mr. Carter gives written notice of noncompliance with the Company.

Timothy C. Busch

Mr. Busch is employed as President of Nexstar Broadcasting, Inc. under an employment agreement, which was amended on January 17, 2017. The term of the agreement expires on May 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Busch’s base salary is $625,000 from January 17, 2017 through May 31, 2017, $650,000 from June 1, 2017 through May 31, 2018, $700,000 from June 1, 2018 through May 31, 2019, $725,000 from June 1, 2019 through May 31, 2020, and $750,000 thereafter. After the end of each of our fiscal year during the term of his employment agreement, Mr. Busch will be entitled to receive an annual bonus, in an amount, if any, up to seventy-five percent (75%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount as our Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which he is employed pursuant to the amended employment agreement, to be determined by our Chief Executive Officer based on, among other things, whether Mr. Busch has achieved the personal goals established by our Chief Executive Officer and/or the Board of Directors for such fiscal year. In the event of termination upon change of control or for reasons other than cause, if Mr. Busch resigns for good reason, or upon Mr. Busch’s termination by the Company or Mr. Busch for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Mr. Busch is eligible to receive his base salary for a period of one year, plus an additional $20,800. The definitions of “Cause” and “Good Reason” in Mr. Busch’s employment agreement are the same as set forth in Mr. Carter’s employment agreement.

Gregory R. Raifman

Mr. Raifman is employed as President of Nexstar Digital LLC under an employment agreement with Nexstar dated April 1, 2017. The term of the agreement expires on March 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Raifman’s base salary is $625,000 from April 1, 2017 to March 31, 2018, $650,000 from April 1, 2018 to March 31, 2019, $675,000 from April 1, 2019 to March 31, 2020, and $700,000 thereafter. After the end of each of our fiscal year during the term of this Agreement, Mr. Raifman will be entitled to receive an annual bonus, in an amount, if any, up to one hundred percent (100%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount, as the Chief Executive Officer, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which he is employed by the Company pursuant to the agreement detailed above, to be determined by the Chief Executive Officer, with the approval of the Compensation Committee, based on, among other things, whether the Company achieved the budgeted revenue and profit goals and any specific non-financial goals for such fiscal year. In the event of termination upon a change of control or for reasons other than cause, if Mr. Raifman resigns for good reason, or upon Mr. Raifman’s termination by the Company or Mr. Raifman for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Mr. Raifman is eligible to receive his base salary for a period of one year, plus an additional $20,800. The definitions of “Cause” and “Good Reason” in Mr. Raifman’s employment agreement are the same as set forth in Mr. Carter’s employment agreement.

Brian Jones

Mr. Jones is employed as Executive Vice President, Chief Operating Officer of Nexstar Broadcasting, Inc. under an employment agreement, which was amended on January 17, 2017 and further amended on July 27, 2017. The term of the agreement expires on December 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Jones’ base salary is $500,000 from January 17, 2017 to July 31, 2017, $525,000 from August 1, 2017 to December 31, 2017, $540,000 from January 1, 2018 to December 31, 2018, $555,000 from January 1, 2019 to December 31, 2019, $570,000 from January 1, 2020 to December 31, 2020, and $585,000 thereafter. After the end of each of our fiscal year during the term of his employment agreement, Mr. Jones will be entitled to receive an annual bonus, in an amount, if any, up to fifty percent (50%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount as our Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which he is employed pursuant to the amended employment agreement, to be determined by our Chief Executive Officer or President, based on, among other things, whether Mr. Jones has achieved the personal goals established by our Chief Executive Officer, President and/or the Board of Directors for such fiscal year. In the event of termination upon a change of control or for reasons other than cause, or if Mr. Jones resigns for good reason, or upon Mr. Jones’s termination by the Company or Mr. Jones for any reason in connection with a consolidation, merger or comparable transaction involving the Company, Mr. Jones is eligible to receive his base salary for a period of one year, plus an additional $20,800.  The definitions of “Cause” and “Good Reason” in Mr. Jones’s employment agreement are the same as set forth in Mr. Carter’s employment agreement.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information that summarizes compensation for the years ended December 31, 2019, 2018, and 2017 for our Named Executive Officers.

SUMMARY COMPENSATION TABLE

	Year	Salary ($)	Bonus ($)	Stock Awards(2)(3) ($)	Option Awards(2) ($)	All Other Compensation(4) ($)	Total ($)
Perry A. Sook	2019	$1,614,578	$3,250,000	$11,483,498	$—	$17,621	16,365,697
President, Chief Executive	2018	1,500,000	3,000,000	10,068,856	—	18,220	14,587,076
Officer and Director	2017	1,500,000	9,000,000	8,804,905	—	13,605	19,318,510
Thomas E. Carter	2019	797,562	1,200,000	2,529,568	—	19,591	4,546,721
Chief Financial Officer and	2018	774,579	1,160,000	3,356,285	—	17,959	5,308,823
Executive Vice President	2017	747,115	2,562,500	2,915,823	—	14,624	6,240,062
Timothy C. Busch	2019	723,471	1,000,000	2,023,655	—	12,522	3,759,648
President, Nexstar	2018	678,077	700,000	3,356,285	—	10,946	4,745,308
Broadcasting, Inc.	2017	632,596	487,500	2,915,823	—	8,718	4,044,637
Gregory R. Raifman(1)	2019	673,069	500,000	1,517,741	—	11,524	2,702,334
President, Nexstar	2018	643,269	500,000	2,349,400	—	11,015	3,503,684
Digital LLC	2017	456,731	468,750	3,361,004	—	7,951	4,294,436
Brian Jones	2019	553,439	275,766	758,870	—	18,830	1,606,905
Executive Vice President,	2018	540,212	270,000	996,419	—	17,901	1,824,532
Chief Operating Officer	2017	507,231	230,000	1,457,912	—	14,627	2,209,770

(1)	Gregory R. Raifman joined Nexstar in April 2017.
(2)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2019 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

(3)

In 2019, approximately 57% of the stock awards to Mr. Sook and 50% of the stock awards to each of Messrs. Carter, Busch and Raifman are in the form of performance-based restricted stock units. The grant date fair value of performance-based restricted stock units assumes the achievement of highest level of performance conditions. There is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold. For details on performance-based vesting conditions, refer to “2019 Grants of Plan-Based Awards” table below. The remaining 43% of the 2019 stock awards to Mr. Sook and the remaining 50% of the 2019 stock awards to each of Messrs. Carter, Busch and Raifman are time-based restricted stock units, which vest in annual installments over a four-year period from the date of grant. All stock awards to Mr. Jones in 2019 are time-based restricted stock units, which vest in annual installments over a four-year period from the date of grant.

(4)	All Other Compensation consists of the following items:

	Year	Automobile Allowance(a) ($)	Life Insurance Premiums(b) ($)	Company Contributions to 401(k) Plans ($)	Miscellaneous(c) ($)	Total ($)
Perry A. Sook	2019	$4,691	$3,806	$9,124	$—	$17,621
	2018	6,448	3,604	8,168	—	18,220
	2017	7,206	2,349	4,050	—	13,605
Thomas E. Carter	2019	9,000	2,191	8,400	—	19,591
	2018	9,000	2,416	6,543	—	17,959
	2017	9,000	1,574	4,050	—	14,624
Timothy C. Busch	2019	3,824	1,429	7,269	-	12,522
	2018	4,113	1,576	4,938	319	10,946
	2017	850	857	3,546	3,465	8,718
Gregory R. Raifman	2019	9,000	1,324	—	1,200	11,524
	2018	9,000	815	—	1,200	11,015
	2017	7,454	497	—	—	7,951
Brian Jones	2019	9,000	1,430	8,400	—	18,830
	2018	8,654	1,577	7,670	—	17,901
	2017	9,000	1,577	4,050	—	14,627

(a)	Represents either the automobile allowance paid to the individual or the value of their personal use of a Company-owned automobile.
(b)	Represents personal group life insurance premiums paid by the Company.
(c)	Includes moving costs for Mr. Busch and cellphone allowance for Mr. Raifman.

2019 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to each of our Named Executive Officers during the year ended December 31, 2019:

	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (Performance-Based) (#)(1)	All Other Stock Awards: Number of Shares of Stock or Units (Time-Based) (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Perry A. Sook	1/15/2019	83,334	62,500	$11,483,498
Thomas E. Carter	3/20/2019	12,500	12,500	2,529,568
Timothy C. Busch	3/20/2019	10,000	10,000	2,023,655
Gregory R. Raifman	3/20/2019	7,500	7,500	1,517,741
Brian Jones	3/20/2019	—	7,500	758,870

(1)

These stock awards are in the form of performance-based restricted stock units which vest over two to four years period if certain performance metrics are achieved. Mr. Sook’s performance-based stock award may vest in full on January 15, 2021 if the total shareholder return of the Company for fiscal years 2019 and 2020 is at or above the 65th percentile of the compensation peer group performance. If the performance metric is not achieved, the Compensation Committee may, in its sole discretion based on an analysis of all relevant factors, authorize the vesting of up to 90% of the stock award. An annual tranche of the award may vest to Mr. Carter if the two-year growth rate (used to adjust for cyclicality of political advertising revenue) of the Company’s EBITDA growth or net revenue exceeds the median growth rate of the compensation peer group (refer to “Defining the Market—Benchmarking” below for 2019 peer group companies). If neither metric equals or exceeds the median of the peer group, then the executive will forfeit that particular tranche of the initial grant.  An annual tranche of the award may vest to Mr. Busch if the growth rate of the Company’s broadcasting operations exceeds the peer group average as reported by a recognized independent reporting agency. If the metric does not equal or exceed the peer group average, then the executive will forfeit that particular tranche of the initial grant.  An annual tranche of the award may vest to Mr. Raifman if the net revenue or EBITDA of Nexstar Digital LLC equals or exceeds ninety percent of the operating unit’s budget as approved by the board. If neither metric equals or exceeds ninety percent of the budgeted amount, then the executive will forfeit that particular tranche of the initial grant. In all instances, there is no additional payment, or upside, above and beyond the target number of units awarded for exceeding the specific operating metric threshold. In the event of a Change in Control (as defined in the 2015 Long-Term Incentive Plan) all performance-based restricted stock units will vest in full immediately upon such Change in Control.

(2)

These stock awards are in the form of time-based restricted stock units. The stock awards granted to Messrs. Sook, Carter, Busch and Raifman vest in annual installments over a four-year period from the date of grant and vest in full upon a Change in Control. The stock awards granted to Mr. Jones vest in annual installments over a four-year period from the date of grant and vest in full upon a Change in Control.

(3)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2019 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

2019 OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth information as of December 31, 2019 concerning outstanding equity awards held by our Named Executive Officers listed in the Summary Compensation Table.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(2) ($)
Perry A. Sook	1,000,000	—	$9.60	9/11/2022	—		$—
	200,000	—	47.11	1/14/2025	—		—
	—	—	—	—	295,834	(3)	34,686,500
Thomas E. Carter	46,337	—	3.95	1/21/2020	—		—
	75,000	—	46.03	1/15/2024	—		—
	—	—	—	—	83,334	(4)	9,770,900
Timothy C. Busch	10,000	—	5.85	12/10/2020	—		—
	40,000	—	46.03	1/15/2024	—		—
	—	—	—	—	78,334	(5)	9,184,700
Gregory R. Raifman	—	—	—	—	63,334	(6)	7,425,900
Brian Jones	40,000	—	46.03	1/15/2024	—		—
					31,250	(7)	3,664,100

(1)	Stock options expire ten years from the date of grant.
(2)	Market value is the closing market price of Nexstar’s common stock as of December 31, 2019 multiplied by the number of restricted stock units that have not vested.
(3)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•	25,000 restricted stock units vested on January 17, 2020. Also, 25,000 restricted stock units will vest on January 17, 2021.
•	25,000 restricted stock units vested on March 15, 2020. Also, 25,000 restricted stock units will vest on March 15, 2021.
•	25,000 restricted stock units vested on March 15, 2020. Also, 25,000 restricted stock units will vest on March 15, 2021, if certain performance-based metric is achieved.
•

15,625 restricted stock units vested on January 15, 2020. Also, 15,625 restricted stock units will vest on each of January 15, 2021, 2022 and 2023. The restricted stock award was granted on January 15, 2019. For details on time-based restricted stock for Mr. Sook, refer to “2019 Grants of Plan-Based Awards” table above.

•

83,334 restricted stock units will vest on January 15, 2021, if certain performance-based metric is achieved. For details on performance-based vesting conditions for Mr. Sook, refer to “2019 Grants of Plan-Based Awards” table above.

(4)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•	12,500 restricted stock units vested on January 17, 2020. Also,12,500 restricted stock units will vest on January 17, 2021.
•	8,333 restricted stock units vested on March 15, 2020. Also, 8,334 restricted stock units will vest on March 15, 2021.
•	8,333 restricted stock units vested on March 15, 2020. Also, 8,334 restricted stock units will vest on March 15, 2021, if certain performance-based metric is achieved.
•

3,125 restricted stock units vested on March 20, 2020. Also, 3,125 restricted stock units will vest on each of March 20, 2021, 2022 and 2023. The restricted stock award was granted on March 20, 2019. For details on time-based restricted stock for Mr. Carter, refer to “2019 Grants of Plan-Based Awards” table above.

•

3,125 restricted stock units vested on March 20, 2020. Also, 3,125 restricted stock units will vest on each of March 20, 2021, 2022 and 2023, if certain performance-based metric is achieved. For details on performance-based vesting conditions for Mr. Carter, refer to “2019 Grants of Plan-Based Awards” table above.

(5)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•	12,500 restricted stock units vested on January 17, 2020. Also,12,500 restricted stock units will vest on January 17, 2021.
•	8,333 restricted stock units vested on March 15, 2020. Also, 8,334 restricted stock units will vest on March 15, 2021.
•	8,333 restricted stock units vested on March 15, 2020. Also, 8,334 restricted stock units will vest on March 15, 2021, if certain performance-based metric is achieved.
•

2,500 restricted stock units vested on March 20, 2020. Also, 2,500 restricted stock units will vest on each of March 20, 2021, 2022 and 2023. The restricted stock award was granted on March 20, 2019. For details on time-based restricted stock for Mr. Busch, refer to “2019 Grants of Plan-Based Awards” table above.

•

2,500 restricted stock units vested on March 20, 2020. Also, 2,500 restricted stock units will vest on each of March 20, 2021, 2022 and 2023, if certain performance-based metric is achieved. For details on performance-based vesting conditions for Mr. Busch, refer to “2019 Grants of Plan-Based Awards” table above.

(6)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•	12,500 restricted stock units vested on April 1, 2020. Also, 12,500 restricted stock units will vest on April 1, 2021.
•	5,833 restricted stock units vested on March 15, 2020. Also, 5,834 restricted stock units will vest on March 15, 2021.
•	5,833 restricted stock units vested on March 15, 2020. Also, 5,834 restricted stock units will vest on March 15, 2021, if certain performance-based metric is achieved.
•

1,875 restricted stock units vested on March 20, 2020. Also, 1,875 restricted stock units will vest on each of March 20, 2021, 2022 and 2023. The restricted stock award was granted on March 20, 2019. For details on time-based restricted stock for Mr. Raifman, refer to “2019 Grants of Plan-Based Awards” table above.

•

1,875 restricted stock units vested on March 20, 2020. Also, 1,875 restricted stock units will vest on each of March 20, 2021, 2022 and 2023, if certain performance-based metric is achieved. For details on performance-based vesting conditions for Mr. Raifman, refer to “2019 Grants of Plan-Based Awards” table above.

(7)	Future vesting and conversion into shares of stock of the unvested stock awards are as follows:
•	6,250 restricted stock units vested on January 17, 2020. Also, 6,250 restricted stock units will vest on January 17, 2021.
•	3,750 restricted stock units vested on March 15, 2020. Also, 3,750 restricted stock units will vest on each of March 15, 2021 and 2022.
•

1,875 restricted stock units vested on March 20, 2020. Also, 1,875 restricted stock units will vest on each of March 20, 2021, 2022 and 2023. The restricted stock award was granted on March 20, 2019. For details on time-based restricted stock for Mr. Jones, refer to “2019 Grants of Plan-Based Awards” table above.

2019 OPTION EXERCISES AND VESTED STOCK AWARDS

The following table sets forth information concerning option exercises and stock awards vested for each of our Named Executive Officers listed in the Summary Compensation Table during the year ended December 31, 2019:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting(2) ($)
Perry A. Sook	—	$—	150,000	$14,100,500
Thomas E. Carter	38,663	4,103,958	29,166	2,814,054
Timothy C. Busch	—	—	29,166	2,814,054
Gregory R. Raifman	—	—	24,166	2,608,104
Brian Jones	35,000	3,762,101	10,000	918,525

(1)

The “value realized on exercise” is calculated by determining the difference between the market price of the option award at exercise and the exercise price multiplied by the number of shares acquired on exercise.

(2)	The “value realized on vesting” is the market price of the restricted stock units at vesting multiplied by the number of shares acquired.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our Named Executive Officers has entered into an employment agreement with the Company (see “Employment Agreements” in this Proxy Statement). Included in each employment agreement are provisions regarding termination of employment, including a change in control of the Company. The circumstances that would result in the payment of severance compensation and other benefits under the employment agreements are identical for each of our Named Executive Officers.

As defined in the employment agreements, there are three different circumstances that would result in the payment of severance compensation, each as defined or referenced in the employment agreements (see also “Employment Agreements” in this Proxy Statement), as follows: (1) a termination by the Company or the executive for any reason upon consolidation, merger or comparable transaction involving the Company; (2) termination by the Company for reasons other than cause; and (3) resignation by the Named Executive Officer with good reason.

In the event of termination for any of the above reasons, as defined in the employment agreements, each Named Executive Officer is eligible to receive his base salary for a period of one year (except for Mr. Sook who would receive two years base salary plus two years target bonus). In addition, upon a termination without Cause or due to the Named Executive Officer’s death or disability at any time following a Change in Control of the Company, all then-outstanding equity-based awards will immediately become vested and exercisable (as applicable) as of the date of the Named Executive Officer’s termination to the extent the Named Executive Officer’s outstanding equity-based awards do not automatically accelerate upon a Change in Control.

The following table sets forth potential payments to our Named Executive Officers under their employment agreements and pursuant to their equity award agreements, for various circumstances involving the termination of employment of our Named Executive Officers or change in control of the Company, assuming a December 31, 2018 termination date.

	Death or Disability ($)	Termination for any Reason Upon a Change in Control, Termination Without Cause / With Good Reason ($)	Termination With Cause / Without Good Reason ($)	Upon a Change in Control
Perry A. Sook
Cash	$—	$9,770,800	$—	$—
Restricted stock units(1)(2)	—	34,686,500	—	34,686,500
Thomas E. Carter
Cash	—	820,800	—	—
Restricted stock units(1)(2)	—	9,770,900	—	9,770,900
Timothy C. Busch
Cash	—	745,800	—	—
Restricted stock units(1)(2)	—	9,184,700	—	9,184,700
Gregory R. Raifman
Cash	—	695,800	—	—
Restricted stock units(1)(2)	—	7,425,900	—	7,425,900
Brian Jones
Cash	—	575,800	—	—
Restricted stock units(1)(2)	—	3,664,100	—	3,664,100

(1)	The value of accelerated equity vesting is based on the closing market price of $117.25 per share as of December 31, 2019.
(2)	Includes the total value with respect to the acceleration of unvested time-based and unvested performance-based restricted stock units.

PAY RATIO DISCLOSURE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of our President and Chief Executive Officer for 2019:

•

The total annual compensation of the median employee identified at our Company, other than our President and Chief Executive Officer, was $43,537, using the definition of total annual compensation in accordance with Item 402(c)(2)(viii) under the Securities Act of 1933.

•

As indicated in the Summary Compensation Table above, our President and Chief Executive Officer’s annual total compensation was $16,365,697, using the same definition of total annual compensation we used to calculate the median employee’s total annual compensation.

•	The ratio of the annual total compensation of our president and President and Chief Executive Officer to the total annual compensation of our median employee was 376 to 1.

We determined that we would use the same median employee identified last year because there has been no significant change in our employee population or our employee compensation arrangements, and there have been no significant changes in the median employee’s circumstances, that we reasonably believe would result in a significant change in our pay ratio disclosure.

On September 19, 2019, we completed our previously announced merger with Tribune Media Company, a diversified media and entertainment company registered and incorporated in the State of Delaware.  As a result of the merger, we acquired Tribune’s 31 full power television stations (net of Tribune stations divested) and one AM radio station in 23 markets. We also acquired WGN America, a national general entertainment cable network, a 31.3% ownership stake in TV Food Network, Inc. and a portfolio of real estate assets. Substantially concurrent with the merger, we sold eight full power television stations that we previously owned.

In order to identify the median employee for 2019, the following were considered:

•	We selected November 9, 2019 as the date on which to determine our median employee, which is a date within the last three months of 2019.
•

We excluded all employees attributable to recently acquired Tribune. As of November 29, 2019, the total employees excluded were 4,362 full-time, part-time and temporary workers. These employees will be included in our determination of median employee in 2020.

•

We included all 8,981 of our full-time, part-time and temporary workers employed on November 9, 2019 to determine our employee population, all located in the United States. This population is exclusive of the total employees attributable to Tribune.

•

We identified the median employee on the basis of our employee population’s base salary and base wages, as compiled from our payroll records. No adjustments were applied for purposes of determining the median employee, such as employees who were only employed for only part of the year or on unpaid leave of absence at some point during the year. We selected base salary and base wages as base pay represents the principal form of compensation delivered to all of our employees and this information is readily available. We believe these pay components reasonably reflect the annual compensation of our employees.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE REPORT

The financial statements of Nexstar Media Group, Inc. (the “Company”) are prepared by management, which is responsible for their objectivity and integrity and their preparation in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with management the audited financial statements and management’s assessment of the effectiveness of internal controls of the Company for the year ended December 31, 2019.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm who audited the Company’s December 31, 2019 financial statements, the matters required to be discussed in Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard No. 16, “Communication with Audit Committees.” Additionally, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the provision of non-audit services to the Company by PwC is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of internal controls be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Lisbeth McNabb, Chair
Geoff Armstrong
Dennis J. FitzSimons

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

In addition to having retained PwC to audit the financial statements of Nexstar for the years ended December 31, 2019 and 2018 and review the financial statements included in Nexstar’s Quarterly Reports on Form 10‑Q during such years, Nexstar retained PwC to provide advice on tax compliance matters. A representative of PwC is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders. PWC has served as the Company’s independent registered public accounting firm since 1997. The aggregate fees, including expenses, billed for professional services incurred by Nexstar and rendered by PwC in the years ended December 31, 2019 and 2018 for these various services were:

Type of Fees	2019	2018
Audit Fees(1)	$5,202,000	$2,102,000
Audit Related Fees(2)	4,450	4,450
Tax Fees(3)	857,500	972,579
All Other Fees(4)	—	235,000
Total	$6,063,950	$3,314,029

(1)

“Audit Fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, including registration statements. This amount includes $700,000 fee related to carve out audit of KASW station that we sold to The E.W. Scripps Company in September 2019 in connection with our merger with Tribune. The E.W. Scripps Company reimbursed Nexstar for fees in full.

(2)	“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)	“Tax Fees” are fees billed for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” are fees billed for any professional services not included in the first three categories.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee pre-approves all services relating to PwC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In October 2017, our Board of Directors adopted a new related party transactions policy. The Board of Directors is responsible for the review and, if appropriate, approval or ratification of “related-person transactions” involving us or our subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of our ordinary shares, and their immediate family members. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

All employees sign a conflict of interest statement annually, and we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related-party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our periodic filings as appropriate.

Under the NASDAQ Listing Standards, our independent Directors are Messrs. Armstrong, Grossman, Pompadur, Miller, Muse, FitzSimons and McMillen and Ms. McNabb. All of the committees of the Board of Directors are comprised solely of independent directors.

OTHER INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice and Proxy Statement for the Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Annual Report to Stockholders

Nexstar’s Annual Report to Stockholders for the year ended December 31, 2019, including Nexstar’s financial statements, management’s assessment of the effectiveness of internal controls and PricewaterhouseCoopers LLP’s report on the financial statements is being mailed with this Proxy Statement to each of Nexstar’s stockholders of record as of April 22, 2020. Exhibits will be provided at no charge to any stockholder upon written request to Nexstar Media Group, Inc., attention: Tom Carter, Chief Financial Officer.

Stockholder Proposals for the 2021 Annual Meeting

Proposals of stockholders intended to be presented at the 2021 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on December 28, 2020 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Elizabeth Ryder, Secretary, Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062.

In addition, our By-laws require that we be given advance notice of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8), including stockholder nominations for the election to the Board of Directors. Such proposals and nominations for the 2021 Annual Meeting, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to our executive offices, and received no later than March 5, 2021 and no earlier than February 3, 2021. In the event that the 2021 Annual Meeting is held before May 4, 2021 or after September 1, 2021, or if no annual meeting was held in 2020, notice to be timely must be so delivered not earlier than the 120th day prior to such 2021 Annual Meeting and not later than the later of the 90th day prior to such 2021 Annual Meeting and the 10th day following the day on which the public announcement of the meeting date is made. Our By-laws require that such notice contain certain additional information. Copies of the By-laws can be obtained without charge by writing our Corporate Secretary at the address shown on the cover of this Proxy Statement.

Cost of Proxy Solicitation and Annual Meeting

The cost of the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, certain of our officers and employees, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of Common Stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062, Attention: Tom Carter, Chief Financial Officer, (972) 373-8800. If any stockholder wants to receive separate copies of the Annual Report and Proxy Statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and telephone number.

Stockholder Communications

The Company has adopted a procedure by which stockholders may send communications, as defined within Item 407(f) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors in care of Elizabeth Ryder, Secretary, Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062. Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the full Board of Directors.

By Order of the Board of Directors,

/s/Elizabeth Ryder

Elizabeth Ryder
Secretary

April 28, 2020

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect the following nominees as Class II members of the Board of Directors (except as marked below), for a term of three years. O Dennis A. Miller O John R. Muse O I. Martin Pompadur 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. 3. Approval, by an advisory vote, of executive compensation. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1), (2) AND (3). PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20330300000000000000 3 060320 ANNUAL MEETING OF STOCKHOLDERS OF June 3, 2020 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/13194/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

1 14475 COMMENTS: NEXSTAR MEDIA GROUP, INC. 545 E. John Carpenter Freeway, Suite 120 Irving, TX 75062 2020 Annual Meeting of Stockholders This Proxy is solicited on behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Perry A. Sook, Elizabeth Ryder and Thomas E. Carter, and each of them, each with the power to appoint his or her substitute, as proxy or proxies to represent and to vote, as designated on the reverse side, all shares of common stock of Nexstar Media Group, Inc. (the “Company”) which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Central Daylight Time, on Wednesday, June 3, 2020, or at any adjournment(s) or postponement(s) thereof. We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns that our stockholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by issuing a press release and filing such press release as definitive additional soliciting material with the Securities and Exchange Commission. We will also make that additional soliciting material available at http://www.astproxyportal.com/ast/13194/. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS AS DISCLOSED IN THE PROXY STATEMENT. (Continued and to be signed on the reverse side) 1.1